Exhibit 10.2

CREDIT AGREEMENT
dated as of April 26, 2016
by and among
AGCO INTERNATIONAL GMBH,
as Borrower,
AGCO CORPORATION,
THE LENDERS NAMED HEREIN,
as Lenders,
and
COÖPERATIEVE RABOBANK U.A., ANTWERP BRANCH,
as Administrative Agent
______________________________________________________________________

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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ARTICLE 13. CONFIDENTIALITY		66

EXHIBITS AND SCHEDULES:

Exhibit A	Form of Assignment and Assumption

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CREDIT AGREEMENT
This CREDIT AGREEMENT (this “Agreement”) dated as of April 26, 2016 by and among AGCO INTERNATIONAL GMBH (the “Borrower”), AGCO CORPORATION, a Delaware corporation (“AGCO”), the lenders (the “Lenders”) signatory hereto, and COÖPERATIEVE RABOBANK U.A., ANTWERP BRANCH, as administrative agent for the Lenders (together with any successor, in such capacity, the “Administrative Agent”).
WITNESSETH:
WHEREAS, the Borrower has requested that the Lenders make a certain term loan available to the Borrower, and the Lenders are willing to do so, upon the terms and subject to the conditions set forth herein; and
WHEREAS, AGCO indirectly owns all of the Equity Interests of the Borrower, and has agreed to guarantee all of the Obligations of the Borrower and be a party to this Agreement; and
WHEREAS, AGCO and the Borrower acknowledge that the credit facility provided hereby is and will be of direct interest, benefit and advantage to each of them; and
WHEREAS, at the request of AGCO and the Borrower, the Administrative Agent and the Lenders have agreed to extend the credit provided for hereunder;
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the parties hereto hereby agree as follows:

ARTICLE 1.
DEFINITIONS AND ACCOUNTING TERMS

Section 1.1.    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Administrative Agent” means Rabobank in its capacity as administrative agent for the Lenders under this Agreement and the other Loan Documents and its successors in such capacity.
“Administrative Agent’s Account” means for Euros, the account of the Administrative Agent maintained with Coöperatieve Rabobank U.A., Utrecht Branch, The Netherlands (SWIFT # RABONL2U), For the Account of: Rabobank Antwerp (SWIFT # RABOBE23), Account No. 390889709, IBAN: BE75172460999951, and Reference: AGCO International GMBH.
“Administrative Questionnaire” means an Administrative Questionnaire delivered by each Lender in a form supplied by the Administrative Agent.
“Affected Lender” has the meaning specified in Section 11.5.

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“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director, officer or partner of such Person. For purposes of this definition, with respect to any Loan Party, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of Equity Interests, by contract or otherwise.
“AGCO” has the meaning specified in the introductory paragraph of this Agreement.
“AGCO Affirmative Covenants” means each of the covenants (other than any covenant pertaining to the use of proceeds of the borrowings thereunder and other than the AGCO Information Covenants) provided in the AGCO Revolving Credit Agreement which are generally denoted as “affirmative” covenants (i.e., covenants which require affirmative action by AGCO, the Borrower or any of their Subsidiaries in the conduct of their respective business), which affirmative covenants are, on the date hereof, set forth in Article 5 of the AGCO Revolving Credit Agreement as in effect on the date hereof.
“AGCO Covenants” means, collectively, the AGCO Affirmative Covenants, the AGCO Information Covenants and the AGCO Negative Covenants.
“AGCO Information Covenants” means each of the covenants providing for the reporting of information, or delivery of notices, pertaining to the business, condition (financial or otherwise), liabilities (actual or contingent), operations, properties, default, compliance or prospects of AGCO or any of its Subsidiaries provided in the AGCO Revolving Credit Agreement, which covenants are, on the date hereof, set forth in Sections 5.1 and 5.2 of the AGCO Revolving Credit Agreement as in effect on the date hereof.
“AGCO Negative Covenants” means each of the negative covenants (other than any covenant comparable to Section 7.2 hereof) and financial covenants set forth in the AGCO Revolving Credit Agreement, which are generally denoted as “negative” covenants (i.e., covenants which restrict or prohibit actions by AGCO, the Borrower or any of their Subsidiaries in the conduct of their respective business) or “financial covenants” or “financial ratios” (covenants which require the achievement or maintenance of certain financial ratios or results or prohibit certain financial targets, ratios or expenditures from being exceeded), which covenants are, on the date hereof, set forth in Article 6 of the AGCO Revolving Credit Agreement, as in effect on the date hereof.
“AGCO Representations and Warranties” means each of the representations and warranties of AGCO, the Borrower or any of their Subsidiaries set forth in the AGCO Revolving Credit Agreement (other than those representations comparable to those contained in Sections 4.1(a), (d) - (g), (i) - (k), (p), (r), (v) and (w) hereof), which representations and warranties are on the date hereof set forth in Sections 4.1(b), (l), (m), (n), (p), (q) and (s) of the AGCO Revolving Credit Agreement as in effect on the date hereof.
“AGCO Revolving Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of June 30, 2014, among AGCO and certain of its Subsidiaries party thereto

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as borrowers, the banks and financial institutions party thereto as lenders, Rabobank New York as administrative agent and the other agents party thereto, as amended by that certain First Amendment to Amended and Restated Credit Agreement and Incremental Term Loan Agreement, dated as of June 19, 2015, and as the same may be further amended, modified, supplemented, restated, refinanced or otherwise replaced from time to time pursuant to an Approved Amendment.
“Agreement” means this Agreement, as modified, supplemented or amended from time to time.
“Agreement Date” means the date on which the conditions set forth in Section 3.1 are satisfied (or waived in accordance with this Agreement).
“Anti-Corruption Laws” means the laws, rules, and regulations of the jurisdictions applicable to the Borrower, AGCO or any Affiliate of AGCO from time to time concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.
“Anti-Terrorism Laws” means any laws, regulations or orders of any Governmental Authority of the United States, United Kingdom, European Union, or the Netherlands relating to terrorism financing, embargoes or other sanctions, or money laundering, including, but not limited to, the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq.), the Trading With the Enemy Act (50 U.S.C. § 5 et seq.), the International Security Development and Cooperation Act (22 U.S.C. § 2349aa-9 et seq.), the Executive Order No. 13224, the USA Patriot Act, and any rules or regulations promulgated pursuant to or under the authority of any of the foregoing (including but not limited to rules and regulations promulgated or administered by OFAC).
“Applicable Accounting Standards” means, as of the Agreement Date, GAAP; provided, however, that AGCO may, upon not less than sixty (60) days prior written notice to the Administrative Agent, change to IFRS; provided, however, (a) such notice of its change to IFRS shall be accompanied by a description in reasonable detail of any material variation between the application of accounting principles under GAAP and the application of accounting principles under IFRS in calculating the financial covenants under the AGCO Revolving Credit Agreement, and the reasonable estimates of the difference between such calculations arising as a consequence thereof, and (b) if such change is deemed by the Administrative Agent to be material or detrimental to the Lenders, such change shall not be effective for purposes of calculating the financial covenants hereunder until the Borrower, AGCO and the Required Lenders have agreed upon amendments to the financial covenants contained herein to reflect any change in such basis.
“Applicable Law” means, in respect of any Person, all provisions of constitutions, treaties, laws, statutes, rules, regulations, guidelines, permits and orders of a Governmental Authority applicable to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.
“Applicable Lending Office” means, with respect to each Lender, such Lender’s EURIBOR Lending Office.

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“Applicable Margin” means, as of any date of determination, the per annum interest rate margin from time to time in effect and payable, set forth below:

Level	Net Leverage Ratio	Applicable Margin
I	Greater than or equal to 2.50 to 1.00	1.75%
II	Greater than or equal to 1.75 to 1.00 but less than 2.50 to 1.00	1.50%
III	Greater than or equal to 1.00 to 1.00 but less than 1.75 to 1.00	1.25%
IV	Less than 1.00 to 1.00	1.00%
; provided, however, if, as of any date of determination and subject to Section 1.3(b), AGCO’s corporate family rating from (1) either S&P or Moody’s is not “BBB-” or “Baa3”, respectively, or better, the Applicable Margin shall be increased by 0.25% from the applicable amount shown in the table above, and (2) both S&P and Moody’s is not “BBB-” and “Baa3”, respectively, or better, the Applicable Margin shall be determined without reference to Level IV above and, if the Net Leverage Ratio at such determination date is less than 1.00 to 1.00, the Applicable Margin shall instead be at Level III for such period. The Applicable Margin shall be determined by reference to the Net Leverage Ratio in effect from time to time at the end of each Fiscal Quarter based on the financial statements for the most recently ended Fiscal Quarter and the three immediately preceding completed Fiscal Quarters; provided, however, that (x) no change in the Applicable Margin shall be effective until three (3) Business Days after the date on which the Administrative Agent receives (or is deemed to receive pursuant to Section 1.5) financial statements and officer’s certificate calculating the Net Leverage Ratio, as required to be delivered pursuant to the AGCO Information Covenants, (y) the Applicable Margin shall be at Level III as set forth in the table above from the Agreement Date through and including the third Business Day after the Administrative Agent receives the information required by clause (x) of this proviso for the Fiscal Quarter ending March 31, 2016, and (z) the Applicable Margin shall be at Level I as set forth in the table above (i) if AGCO has not submitted to the Administrative Agent the information described in clause (x) of this proviso as and when required, for so long as such information has not been received by the Administrative Agent, and (ii) at the election of the Administrative Agent or the Required Lenders, upon the occurrence and during the continuation of any Event of Default (whether or not the Default Rate of interest shall then be in effect). Anything contained herein to the contrary notwithstanding, in the event that any financial statement or any financial compliance schedule or certificate (a “Compliance Certificate”) required to be delivered pursuant to the AGCO Information Covenants is shown to be inaccurate (regardless of whether the Term Loan is in effect or outstanding when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then Borrower shall immediately (a) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (b) determine the Applicable Margin for such Applicable Period based upon the corrected Compliance Certificate, and (c) pay to the Administrative Agent the accrued additional interest owing as a result of such

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increased Applicable Margin for such Applicable Period, which payment shall be promptly distributed to the Lenders. This provision shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.5(b) and Article 8 hereof.
“Approved Amendment” means any amendment, supplement, restatement, replacement or other modification of the AGCO Revolving Credit Agreement, including any waiver of any provision thereof or consent to any departure therefrom by a party thereto, so long as (a) on the date of such amendment, modification, supplement, restatement or replacement and immediately after giving effect thereto, Rabobank New York shall be the “Administrative Agent” (or such similar term) thereunder and Lenders constituting Required Lenders hereunder (or Affiliates of such Lenders) shall be “Lenders” (or such other similar term) thereunder and (b) Rabobank New York and such Required Lenders (or their respective Affiliates) shall consent to such amendment, modification, supplement, restatement, replacement, waiver or modification; provided, however, the parties hereto agree that if Rabobank New York is not the “Administrative Agent” (or such similar term) under the AGCO Revolving Credit Agreement after giving effect to any amendment, modification, waiver, supplement, restatement or replacement that is consented to by the Required Lenders hereunder (or their respective Affiliates) in their capacity as a “Lender” (or such similar term) thereunder (a “Lender Consented Modification”), the Borrower, AGCO and the Administrative Agent shall enter into such amendments to this Agreement or letter agreements (such amendments or letter agreements being an “Incorporation Amendment”) as may be deemed by the Administrative Agent in good faith to be reasonably necessary to incorporate any provisions of the AGCO Revolving Credit Agreement so amended, modified, supplemented, restated or replaced equivalent to the AGCO Covenants, and any other definitions or provisions of the AGCO Revolving Credit Agreement incorporated herein by reference (to the extent any such comparable provision exists in such Lender Consented Modification) in a manner substantially similar as such provisions are incorporated herein on the Agreement Date (or to confirm and clarify such incorporated provisions), and upon the effectiveness of such Incorporation Amendment, such Lender Consented Modification shall be deemed an Approved Amendment hereunder.
“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee, accepted by the Administrative Agent, and in accordance with Section 10.7 and in substantially the form of Exhibit A hereto.
“Authorized Financial Officer” of a Person means the Chief Financial Officer, the Treasurer, the Assistant Treasurer, the Controller or such other senior officer of such Person holding an equivalent position.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

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“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), and the Swiss Debt Enforcement and Bankruptcy Act of 11 April 1889, as applicable, and as the same may now or hereafter be amended, and including any successor statute.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Board of Directors” means (a) with respect to a corporation, the board of directors of such corporation or a duly authorized committee of the board of directors, (b) with respect to a partnership, the board of directors or similar body of the general partner (or, if more than one general partner, the managing general partner) of such partnership, and (c) with respect to a limited liability company, any managing or other authorized committee of such limited liability company or any board of directors or similar body of any managing member.
“Borrower” has the meaning specified in the introductory paragraph of this Agreement.
“Borrower’s Account” means the account of the Borrower as specified to the Administrative Agent in writing.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, Atlanta, Georgia or Antwerp or Brussels, Belgium, are authorized or required by law to remain closed; provided, “Business Day” shall also exclude any day on which banks are not open for dealings in Euros in the European interbank market and any day on which the TARGET System is not open for the settlement of payments in Euros.
“Capitalized Leases” means all leases that have been or should be, in accordance with Applicable Accounting Standards, recorded as capitalized leases on a balance sheet of the lessee, excluding operating leases.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
“Change in Law” means the occurrence, after the Agreement Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to

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Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means at any time, the occurrence of any of the following: (a) any Person or two or more Persons (including any “group” as that term is used in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of voting Equity Interests in AGCO (or other securities convertible into such voting Equity Interests) representing thirty-five percent (35%) or more of the combined voting power of all voting Equity Interests in AGCO; or (b) a majority of the members of the Board of Directors of AGCO shall cease to be composed of individuals (i) who were members of that Board of Directors of AGCO on the Agreement Date or (ii) whose election to the Board of Directors of AGCO, or whose nomination for election by AGCO’s stockholders, was approved by a vote of at least two-thirds of the members of the Board of Directors of AGCO who were either directors on the Agreement Date or whose election or nomination for election was previously so approved; or (c) any “Change of Control”, as defined in the AGCO Revolving Credit Agreement shall occur; or (d) AGCO shall fail to own, directly or indirectly, one hundred percent (100%) of the Equity Interests of the Borrower; or (e) to the extent such failure would result in a “Change of Control” under, and as such term is defined in, the AGCO Revolving Credit Agreement, AGCO shall fail to own, directly or indirectly, one hundred percent (100%) of the Equity Interests of each Subsidiary of AGCO that is a Material Subsidiary.
“Commitment” means, with respect to any Lender at any time, the amount set forth on it signature page hereto delivered by such Lender under the caption “Commitment” or, if such Lender has entered into one or more Assignments and Assumptions, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 10.7(e) as such Lender’s “Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.3. The aggregate Commitments of all Lenders as of the Agreement Date is €200,000,000.
“Communications” has the meaning specified in Section 10.2.
“Computation Date” means the date on which the Equivalent Amount is determined.
“Consolidated” refers to the consolidation of accounts in accordance with Applicable Accounting Standards, except that, in the case of AGCO, notwithstanding Applicable Accounting Standards, “Consolidated” shall refer to the consolidation of accounts of AGCO and its Subsidiaries, with any Finance Company being accounted for on an equity basis of accounting.
“Debtor Relief Laws” means the Bankruptcy Code and any other laws relating to the liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws in any other country or jurisdiction (including, without limitation, the United Kingdom Insolvency Act of 1986), as the same may now or hereafter be amended, and including any successor bankruptcy, insolvency, receivership or similar debtor relief laws now or hereafter in effect.

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“Default” means any of the events specified in Section 8.1 regardless of whether there shall have occurred any passage of time or giving of notice (or both) that would be necessary in order to constitute such event an Event of Default.
“Default Rate” means a simple per annum interest rate equal to, the sum of (a) the EURIBOR Rate, plus (b) the highest Applicable Margin, plus (c) two percent (2%).
“Defaulting Lender” means, at any time, any Lender that, at such time, (a) owes any amount required to be paid by such Lender to the Administrative Agent or the Borrower hereunder or under any other Loan Document which has not been so paid as of such time, (b) has become the subject of a Bail-In Action, or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Laws, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (c) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and such Lender (and until such time as the Administrative Agent delivers notice in writing that such Lender is no longer a Defaulting Lender).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person other than (a) AGCO, Borrower or any Affiliate or Subsidiary of AGCO or the Borrower or a natural Person, or (b) any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (b).

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“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Environmental Action” means any administrative, regulatory, or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law (including any permit, approval, license, or other authorization required under any Environmental Law), including, without limitation (a) any claim by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law, and (b) any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to the environment or, to public health and welfare in respect of Hazardous Materials.
“Environmental Law” means, with respect to any property or Person, any federal, state, provincial, local or foreign law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to such property or Person relating to the environment, public health and welfare in respect of Hazardous Materials, including, without limitation, to the extent applicable to such property or Person, CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Occupational Safety and Health Act, as any of the foregoing may be from time to time amended, supplemented or otherwise modified.
“Equity Interests” means shares of the capital stock (including common and preferred shares), partnership interests, membership interest in a limited liability company, beneficial interests in a trust or other equity interests in a Person.
“Equivalent Amount” means (a) whenever this Agreement requires or permits a determination on any date of the equivalent in Euros of an amount expressed in another currency, the equivalent amount in Euros of such amount expressed in such other currency as determined by the Administrative Agent on such date on the basis of the Spot Rate for the purchase of Euros with such other currency on the relevant Computation Date provided for hereunder; or (b) whenever this Agreement requires or permits a determination on any date of the equivalent amount in a currency other than Euros of such amount expressed in Euros, the equivalent amount in such other currency of such amount expressed in Euros as determined by the Administrative Agent on such date on the basis of the Spot Rate for the purchase of such other currency with Euros on the relevant Computation Date provided for hereunder.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EURIBOR Lending Office” means, with respect to any Lender, such Lender’s office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its “EURIBOR Lending Office”), or such other office, branch

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or affiliate of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
“EURIBOR Rate” means, for any Interest Period, an interest rate per annum equal to either (a) the rate per annum for deposits in Euros that appears on Reuters Page EURIBOR-01 (or any successor page), or (b) if a rate cannot be determined pursuant to clause (a) above, a rate per annum equal to the average of the rate per annum, as determined by the Administrative Agent, at which deposits in Euros are available to prime banks in the Euro-zone interbank market, in either case at 11:00 a.m. (Brussels time) two (2) Business Days before the first day of such Interest Period and for a period equal to such Interest Period.
“Euros” and the designation “€” each mean the lawful currency of the “participating member states” (as described in the EMU Legislation) introduced in accordance with the EMU Legislation.
“Event of Default” has the meaning specified in Section 8.1.
“Excluded Taxes” means, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), and franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender or any Swiss Withholding Tax that is imposed on amounts payable to a Lender under a double taxation treaty applicable to such Lender, in each case with respect to an applicable interest in the Term Loan or Commitment pursuant to a law in effect on the date on which (x) such Lender acquires such interest in the Term Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.5) or (y) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 11.4, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 11.4(e), and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Executive Order No. 13224” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
“Existing Credit Agreement” means that certain Credit Agreement dated as of May 2, 2011, among the Borrower, AGCO, the “Lenders” named therein, and Rabobank New York, as administrative agent, as amended by that certain First Amendment to Credit Agreement dated as of December 1, 2011, and as further amended or otherwise modified prior to the date hereof, and as in effect on the date hereof.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code and any regulations thereunder or official governmental interpretations thereof, and any agreements entered

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into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreement between the United States and another jurisdiction implementing the foregoing (or any law, regulations or other official administrative interpretation implementing such intergovernmental agreement).
“Fee Letter” means that certain fee letter dated as of the date hereof executed by the Borrower and addressed to the Administrative Agent.
“Finance Company” means any of AGCO Finance LLC, AGCO Finance Canada, Ltd., Agricredit Ltd., Agricredit Ltd. Ireland, Agricredit S.N.C., Agricredit GmbH, Agricredit do Brasil, Ltda. and any other Person (a) not a Subsidiary of AGCO, (b) in whom AGCO or its Subsidiaries holds an Investment, and (c) which is engaged primarily in the business of providing retail financing to purchasers of agricultural equipment.
“Fiscal Quarter” means each three (3) month period beginning on the first day of each of the following months: January, April, July and October.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accounts and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied.
“Governmental Authority” means the government of the United States of America or any other nation or supra-national body, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantor” means AGCO.
“Guaranty” or “Guaranteed,” as applied to any Indebtedness, lease or other obligations (each a “primary obligation”), means and includes (a) any guaranty, direct or indirect, in any manner, of any part or all of such primary obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such primary obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit, and any obligation of such Person (the “primary obligor”), whether or not contingent, (i) to purchase any such primary obligation or any property or asset constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of such primary obligation or (2) to maintain working capital, equity capital or the net worth, cash flow, solvency or other balance sheet or income statement condition of any other Person, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner or holder of any primary obligation of the ability of the primary obligor with respect to such primary obligation to make payment thereof or (iv) otherwise to assure or hold

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harmless the owner or holder of such primary obligation against loss in respect thereof; provided, however, “Guaranty” shall not include non-binding comfort letters limited to corporate intent or policies.
“Guaranty Agreements” means the guaranty agreements, guaranty and indemnity deeds, and other similar agreements delivered to the Administrative Agent from time to time by any Person providing a Guaranty of any part of the Obligations, in form and substance reasonably acceptable to the Administrative Agent, and in each case, as amended, supplemented or modified from time to time in accordance with its terms.
“Hazardous Materials” means any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or manmade elements or forces (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials building construction materials and debris, polychlorinated biphenyls and polychlorinated biphenyl-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may now or in the future form the basis of liability under, any Environmental Laws.
“IFRS” means the International Financial Reporting Standards, as promulgated by the International Accounting Standards Board.
“Impacted Lender” means, at any time, (a) any Lender that is a Defaulting Lender pursuant to clause (a) of the definition thereof at such time, and (b) any other Lender that is a Defaulting Lender at such time if, in the determination of the Administrative Agent, such Lender’s ability to vote on or otherwise respond to a request for an amendment, modification or waiver hereunder shall be significantly delayed as a result of being a Defaulting Lender at such time.
“Incorporation Amendment” has the meaning set forth in the definition of Approved Amendment.
“Indebtedness” means, with respect to any Person on any date of determination (without duplication):
(a)    the principal of and premium (if any) in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;
(b)    all obligations under Capitalized Leases of such Person;
(c)    all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (excluding trade accounts

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payable and accrued liabilities arising in the ordinary course of business but only if and so long as such accounts are payable on trade terms customary in the industry);
(d)    all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);
(e)    the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of the Equity Interests of such Person;
(f)    all obligations of the type referred to in clauses (a) through (e) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guaranty; and
(g)    all obligations of the type referred to in clauses (a) through (f) above of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.
The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations as described above at such date. For purposes of this Agreement, Indebtedness, with respect to any Person as of any date, means the actual amount of Indebtedness then outstanding with respect to which such Person is then liable without deduction for any discount therefrom as may be reflected on such Person’s financial statements to reflect the value of any warrants or other equity securities that may be issued together with such Indebtedness. Indebtedness shall not include, for purposes of this Agreement, (a) obligations in connection with the factoring of Receivables permitted hereunder, provided that the Receivables subject to such factoring arrangement are not required under Applicable Accounting Standards to be included on the Consolidated balance sheet of AGCO and its Subsidiaries, and (b) any other obligations specifically excluded from the definition of “Indebtedness” as set forth in the AGCO Revolving Credit Agreement.
“Indemnified Party” has the meaning specified in Section 10.4.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Initial Lender” has the meaning specified in the definition of “Lenders”.

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“Interest Period” means, (a) initially, the period commencing on the date such Term Loan is made and ending on the day that is three (3) months thereafter, and (b) after the initial Interest Period, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the next three (3) month period; provided that, (i) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided further that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day, and (ii) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by three months, such Interest Period shall end on the last Business Day of such succeeding calendar month.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Investment” by any Person in any other Person means any direct or indirect advance, loan (other than advances to wholesale or retail customers in the ordinary course of business that are recorded as Receivables on the balance sheet of such Person) or other extensions of credit (including by way of Guaranty or similar arrangement) or capital contributions to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Equity Interests, Indebtedness or other similar instruments issued by such Person.
“Lenders” means each of the banks, financial institutions and other lenders executing a signature page hereto (the “Initial Lender”) and any assignees of the Initial Lender who hereafter become parties hereto pursuant to and in accordance with Section 10.7 for so long as such Initial Lender or assignee shall be a party to this Agreement; and “Lender” means any one of the foregoing Lenders.
“Lien” means, with respect to any property, any mortgage, lien, pledge, assignment by way of security, charge, hypothec, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment, or other encumbrance of any kind in respect of such property, whether or not choate, vested, or perfected.
“Loan Documents” means this Agreement, the Guaranty Agreements, the Fee Letter, any Incorporation Amendments, and all other documents, instruments, certificates, and agreements executed or delivered by AGCO or its Subsidiaries in connection with or pursuant to this Agreement.
“Loan Parties” means the Borrower and the Guarantor.
“Margin Stock” means “margin stock” within the meaning of Regulations U of the Board.
“Material Adverse Effect” means, as of any date of determination, (a) “Material Adverse Effect” as defined in the AGCO Revolving Credit Agreement, (b) a material adverse effect on the material rights and remedies of the Administrative Agent or any Lender under any Loan Document,

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or (c) a material adverse effect on the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party.
“Material Subsidiary” means, at any time of determination, any direct or indirect Subsidiary of AGCO that meets any of the following conditions (including as a result of any acquisition, investment, merger, reorganization, transfer of assets, or other change in circumstances):
(a)    AGCO’s and its other Subsidiaries’ proportionate share of the total assets, in the aggregate (after intercompany eliminations), of such Subsidiary (and its Subsidiaries) exceeds ten percent (10%) of the total assets of AGCO and its Subsidiaries Consolidated as of the end of the most recently completed Fiscal Quarter; or
(b)    AGCO’s and its other Subsidiaries’ equity in the income from continuing operations, in the aggregate, before income taxes, extraordinary items and cumulative effect of a change in accounting principles of such Subsidiary (and its Subsidiaries) exceeds ten percent (10%) of such income of AGCO and its Subsidiaries Consolidated for the most recently completed fiscal year.
“Maturity Date” means April 26, 2021.
“Maximum Amount” has the meaning specified in Section 10.12(a).
“Moody’s” means Moody’s Investors Service, Inc. and it successors.
“Negotiation Period” has the meaning specified in Section 11.1(e).
“Net Leverage Ratio” has the meaning specified in the AGCO Revolving Credit Agreement as of the Agreement Date.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 10.1 and (b) has been approved by the Required Lenders.
“Non-Qualifying Bank” means any Person or other legal entity that is not a Qualifying Bank.
“Obligations” means, (a) all payment and performance obligations of the Borrower to the Lenders and the Administrative Agent under this Agreement and the other Loan Documents (including the Term Loan and any interest, fees and expenses that, but for the provisions of the Debtor Relief Laws, would have accrued), as they may be amended from time to time, or as a result of making the Term Loan, and (b) the obligation to pay an amount equal to the amount of any and all damages which the Lenders and the Administrative Agent, or any of them, may suffer by reason of a breach by any Loan Party of any obligation, covenant, or undertaking with respect to this Agreement or any other Loan Document.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

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“Original Currency” has the meaning specified in Section 11.3.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Term Loan or Loan Document).
“Other Currency” has the meaning specified in Section 11.3.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.4).
“Pandios Credit Agreement” means that certain Credit Agreement dated of even date herewith among the Borrower, AGCO, Pandios S.A., as the initial Lender, any other Persons party thereto as lenders, and the Administrative Agent, as the same may be further amended, modified, supplemented, restated, refinanced or otherwise replaced from time to time.
“Participant” has the meaning specified in Section 10.7(h).
“Participant Register” has the meaning specified in Section 10.7(i).
“PCBs” has the meaning specified in the definition of “Hazardous Materials”.
“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Pro Rata Share” means, with respect to a Lender’s obligation to make its portion of the Term Loan and receive payments of principal, interest, fees, costs, and expenses with respect thereto and any reimbursement obligations in respect of any indemnity claim arising out of an action or omission of the Administrative Agent under this Agreement, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s portion of the Term Loan by (z) the aggregate outstanding principal amount of the Term Loan.
“Qualifying Bank” means any entity, which effectively conducts banking activities as principal purpose with its own infrastructure and staff and which is recognized as a bank by the banking laws in force in the jurisdiction of its incorporation, or if such entity is acting through a

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branch in a jurisdiction other than the jurisdiction of its incorporation, in the jurisdiction where such branch is located or registered all in accordance with the Swiss Guidelines.
“Rabobank” means Coöperatieve Rabobank U.A., having its registered office at Amsterdam, the Netherlands, acting through its Belgian branch located at 86 Uitbreidingstraat, Box 3, 2600 Berchem (Antwerp), registered with the Crossroads Enterprise Bank under number 0426.220.671 (Antwerp), or any successor thereto.
“Rabobank New York” means Coöperatieve Rabobank U.A., New York Branch, or any successor thereto.
“Receivables” means any right to payment for goods sold or leased or for services rendered whether or not it has been earned by performance.
“Recipient” means the Administrative Agent or any Lender.
“Register” has the meaning specified in Section 10.7(f).
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Replacement Lender” has the meaning specified in Section 11.5.
“Required Lenders” means, at any time, Lenders whose Pro Rata Share of the Term Loan and unused Commitments exceeds fifty percent (50%) of the total the aggregate outstanding principal amount of the Term Loan and unused Commitments; provided, however, that if any Lender shall be an Impacted Lender at such time, there shall be excluded from the determination hereunder at such time, (y) the aggregate principal amount of the Term Loan made by such Lender and outstanding at such time and (z) such Lender’s unused Commitment at such time.
“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., and its successors.
“Sanctioned Person” has the meaning specified in Section 4.1(w).
“Sanctions” has the meaning specified in Section 4.1(w).
“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the tangible and intangible property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such

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Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s tangible and intangible property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Spot Rate” for a currency means the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its foreign exchange office at approximately 11:00 a.m. (Brussels Time) on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made.
“Subsidiary” of any Person means a corporation, partnership, joint venture, limited liability company or other entity of which a majority of the Equity Interests having ordinary voting power for the election of the Board of Directors or other governing body (other than Equity Interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of AGCO.
“Substitute Basis” has the meaning specified in Section 11.1(e).
“Swiss Guidelines” means, together, the guideline “Interbank Loans” of 22 September 1986 (S-02.123) (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)” vom 22. September 1986); the guideline “Syndicated Loans” of January 2000 (S-02.128) (Merkblatt “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen” vom Januar 2000); the circular letter no. 24 “Client Credit Balances” of 26 July 2011 (1-034-V-2011) (Kreisschreiben Nr. 34 Kundenguthaben vom 26. Juli 2011); and the circular letter no. 15 of 7 February 2007 “Bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes” (1-015-DVS-2007) (Kreisschreiben Nr. 15 Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben vom 7. Februar 2007); each as issued, and as amended from time to time, by the Swiss federal tax administration.
“Swiss Non-Bank Rules” means, together, the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule.
“Swiss Ten Non-Bank Rule” means the rule that the aggregate number of Lenders which are Non-Qualifying Banks must not at any time exceed 10 (ten), all in accordance with the Swiss Guidelines.
“Swiss Twenty Non-Bank Rule” means the rule that the aggregate number of creditors (other than Qualifying Banks) of the Borrower under all outstanding borrowings (including under this Agreement), such as loans, facilities and private placements, made or deemed to be made by the Borrower must not at any time exceed 20 (twenty), all in accordance with the Swiss Guidelines and

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being understood that for purposes of this Agreement it shall be assumed that there are 2 (two) Non-Qualifying Banks under this Agreement irrespective of whether or not 2 (two) Non-Qualifying Banks are Lenders hereunder at any given time.
“Swiss Withholding Tax” means a tax under the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz vom 13. Oktober 1965 über die Verrechnungssteuer).
“TARGET System” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in Euros.
“Taxes” means all present or future taxes, levies, imposts, deductions, charges or withholdings (including backup withholding), assessments, fees and other charges and all liabilities with respect thereto imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” means the term loan made by the Lenders pursuant to Section 2.1(a).
“Treaty Lender” has the meaning specified in Section 11.4(e).
“United States Dollars”, “U.S. Dollars” or “U.S. $” means lawful money of the United States of America.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.2.    Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
Section 1.3.    Accounting Terms; Applicable Margin Ratings. (a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent hereunder shall be prepared, in accordance with Applicable Accounting Standards. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of Applicable Accounting Standards applied on a basis consistent with those used in the preparation of the annual or quarterly financial statements furnished to the Lenders pursuant to Article 6 most recently prior

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to or concurrently with such calculations unless (i) either (x) AGCO shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (y) the Required Lenders shall so object in writing within one hundred eighty (180) days after delivery of such financial statements and (ii) AGCO and the Required Lenders have not agreed upon amendments to the financial covenants incorporated herein to reflect any change in such basis, in which event such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made.
(b)    For the purposes of determining the Applicable Margin hereunder, (i) if the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of issuing corporate family ratings or shall not have in effect a rating for AGCO, then the Borrower, AGCO and the Lenders shall negotiate in good faith to amend the definition of Applicable Margin set forth herein to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation, and (ii) if the ratings established or deemed to have been established by Moody’s and S&P for AGCO shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency.
Section 1.4.    Currency Equivalents. For purposes of determining in any currency any amount outstanding in another currency, the Equivalent Amount of such currency on the date of any such determination shall be used. If any reference to any amount herein would include amounts in Euros and in one or more other currencies or to an amount in Euros that in fact is in one or more other currencies, such reference (whether or not it expressly so provides) shall be deemed to refer, to the extent it includes an amount in any such other currency, the Equivalent Amount in Euros of such amount at the time of determination.
Section 1.5.    Incorporation by Reference of Provisions in the AGCO Revolving Credit Agreement. Whenever any provision of the AGCO Revolving Credit Agreement is incorporated herein by reference, such provision shall be construed so as to give maximum effect in this Agreement to (x) in the case of representations and warranties, to the representations and warranties in the AGCO Revolving Credit Agreement other than those representations that are comparable to Sections 4.1(a), (d) - (g), (i) - (k), (p), (r), (v) and (w) hereof, and (y) in the case of covenants, to the affirmative, negative, information, reporting or financial covenants in the AGCO Revolving Credit Agreement that are comparable to those covenants set forth in Articles 5 and 6 of the AGCO Revolving Credit Agreement as in effect on the date hereof (other than any covenant comparable to Section 7.2 hereof), it being understood, however, that the AGCO Revolving Credit Agreement may not contain all the representations and warranties comparable to Sections 4.1(b), (l), (m), (n), (p), (q) and (s) of the AGCO Revolving Credit Agreement as in effect on the date hereof or all of the covenants comparable to Articles 5 and 6 of the AGCO Revolving Credit Agreement as in effect on the date hereof. Without limiting the generality of the foregoing, for purposes of such incorporation, defined terms used in any such provisions incorporated herein by reference (and defined terms used in the definitions of any defined terms contained in such provisions) shall have the meanings ascribed to such terms in the AGCO Revolving Credit Agreement except that (a) to the extent any such term is defined in

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this Agreement, the definition contained herein shall control; (b) any reference therein to “this Agreement” or the equivalent shall refer to this Agreement rather than to the AGCO Revolving Credit Agreement; (c) any reference therein to “Loan Documents,” “Credit Documents”, “Financing Documents” or any comparable term shall be deemed to refer to the “Loan Documents” as defined herein; (d) any term used in the AGCO Revolving Credit Agreement to refer to AGCO Corporation (whether as “AGCO”, a “Borrower”, “Parent” or other similar term), shall be deemed to refer to AGCO (without, however, limiting any reference to any other Person, in the case of any use of such term that is plural or otherwise refers to multiple Persons (e.g., “Borrowers,” “each Borrower” or “such Borrower”)); (e) any reference therein to “Borrower” or “Borrower Subsidiary” or any other term referring to a Borrower under the AGCO Revolving Credit Agreement shall be deemed to refer to the Borrower hereunder (without, however, limiting any reference to any other Person, in the case of any use of such term that is plural or otherwise refers to multiple Persons (e.g., “Borrowers,” “each Borrower” or “such Borrower”)); (f) any reference therein to a “Guarantor” or “Guarantors” or any comparable term shall, subject to clause (d) hereof, be deemed to refer to the Guarantor hereunder; (g) any reference therein to “Agent” or the “Administrative Agent” or any comparable term shall be deemed to refer to the Administrative Agent hereunder; (h) any reference therein to Loan Parties or Credit Parties shall, to the extent such term refers to the borrowers and guarantors under the AGCO Revolving Credit Agreement, be deemed to refer to the Loan Parties hereunder; (i) the term “Loan” or any other term used to denote loans funded under the AGCO Revolving Credit Agreement shall deemed to refer to the Term Loan; and (j) the terms “Letter of Credit,” “Issuing Bank,” “Issuer” or other term used to denote letters of credit or the issuer of a letter of credit for the account of AGCO or any Subsidiary, shall be disregarded. So long as Rabobank New York is the “Administrative Agent” under the AGCO Revolving Credit Agreement, delivery of the financial statements, notices, and other information required by, and in accordance with, the AGCO Information Covenants under the AGCO Revolving Credit Agreement, other than the AGCO Information Covenants set forth, on the date hereof, in Sections 5.2(a) (Default Notice) and 5.1(d) (Other Information) of the AGCO Revolving Credit Agreement, as in effect on the Agreement Date, shall constitute delivery of such items to the Administrative Agent for purposes of the AGCO Information Covenants under this Agreement.
Section 1.6.    Construction. The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the repayment in full of the Obligations shall mean the repayment in full in cash of all Obligations other than unaccrued contingent indemnification Obligations as to which no claim or demand has been given to or made on any Loan Party. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

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ARTICLE 2.
THE TERM LOAN FACILITY

Section 2.1.    The Term Loan. Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, each Lender agrees, severally and not jointly with any other Lender, to make a term loan in Euros to the Borrower on the Agreement Date in an aggregate principal amount equal to its Commitment. Amounts repaid in respect of the Term Loan may not be reborrowed.
Section 2.2.    Making the Term Loan.
(a)    [Intentionally Omitted].
(b)    Advance of Term Loan by Lenders. Each Lender shall, before 11:00 a.m. (Brussels Time) on the Agreement Date, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same-day funds in Euros, such Lender’s Pro Rata Share of the Term Loan in accordance with the respective Commitment of such Lender. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will make such funds available to the Borrower by delivering such funds to the Borrower’s Account. Receipt of such funds in the Borrower’s Account shall be deemed to have occurred when the Administrative Agent notifies AGCO, by telephone or otherwise, of the SWIFT payment identification number or similar number with respect to the delivery of such funds.
Section 2.3.    Reduction of the Commitments. Each Lender’s Commitment shall terminate upon the making of its Pro Rata Share of the Term Loan on the Agreement Date.
Section 2.4.    Repayments and Prepayments.
(a)    Optional Prepayments. Subject to clause (c) below, the Borrower may, upon at least five (5) Business Days’ notice to the Administrative Agent, prepay pro rata among the Lenders the outstanding amount of the Term Loan in whole or in part with accrued interest to the date of such prepayment on the amount prepaid. Each such notice of a prepayment shall be irrevocable and shall specify the prepayment date and the principal amount of the Term Loan to be prepaid. Each partial prepayment of the Term Loan shall be in an amount equal to not less than an aggregate principle amount of €5,000,000 or an integral multiple of €1,000,000 in excess thereof.
(b)    Payment on Maturity Date. The Borrower shall pay any remaining unpaid principal balance of the Term Loan in full on the Maturity Date.
(c)    Interest and Costs on Principal Amounts Prepaid. All repayments and prepayments under this Section 2.4 shall be made together with accrued interest to the date of such payment on the principal amount paid and, in the event that the Borrower prepays

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any amount of the Term Loan before the Maturity Date, any amounts owing to the Lenders pursuant to Section 11.2.
Section 2.5.    Interest.
(a)    Ordinary Interest. The Borrower shall pay interest on the unpaid principal amount of the Term Loan owing to the Lenders from the date of the Term Loan until such principal amount shall be paid in full, at a rate per annum equal to, at all times during each Interest Period, the sum of (i) the EURIBOR Rate for such Interest Period, plus (ii) the Applicable Margin in effect from time to time, payable in arrears on (A) the last day of such Interest Period, and (B) the Maturity Date.
(b)    Default Interest. Immediately upon the occurrence and during the continuation of an Event of Default under Section 7.1(a) or 7.1(e), or at the election of the Administrative Agent or the Required Lenders when any other Event of Default has occurred and is continuing, in addition to all of the rights and remedies described in this Agreement, to charge interest on the outstanding principal balance of the Term Loan at the Default Rate from the date of such Event of Default. Interest at the Default Rate shall be payable on the earlier of demand by the Administrative Agent or Required Lenders or the Maturity Date, and shall accrue until the earlier of (i) waiver in writing by Required Lenders of the applicable Event of Default, (ii) agreement by Required Lenders to rescind the charging of interest at the Default Rate, or (iii) payment in full of the Obligations.
Section 2.6.    Minimum Interest Rates and Payments.
(a)    The various rates of interests provided for in this Agreement (including, without limitation, under Section 2.5 or Section 2.8) are minimum interest rates.
(b)    If a deduction on account of Swiss Withholding Tax is imposed on interest payments to be made by the Borrower, and should Section 11.4(a) be unlawful for any reason (where this would otherwise be required by the terms of Section 11.4(a)) then the applicable interest rate in relation to that interest payment date will be the interest rate which would have otherwise been used to calculate the interest amount payable on the interest payment date divided by the difference between 1 and the rate at which the relevant tax deduction is required to be made under Swiss domestic tax law and/or applicable double taxation treaties (where the rate at which the relevant tax deduction is required to be made is for this purpose expressed as a fraction of 1) and the Borrower shall be obliged to pay the relevant interest on that interest payment date at the adjusted rate in accordance with this Section 2.6; and make the tax deduction on the recalculated interest.
(c)    Without prejudice to the foregoing, all references to a rate of interest in this Agreement shall be construed accordingly and all provisions in Section 11.4(a) shall apply to the tax deduction on the recalculated interest payment.
(d)    If requested by the Administrative Agent, the Borrower shall provide to the Administrative Agent those documents which are required by law and applicable double

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taxation treaties to be provided by the payer of such tax for each relevant Lender to prepare a claim for refund of Swiss Withholding Tax. In the event Swiss Withholding Tax is refunded to the Lender by the Swiss Federal Tax Administration, the relevant Lender shall pay an amount to the Borrower which will leave it (after that payment) in the same after-tax position as it would have been in had the deduction of Swiss Withholding Tax not been required to be made by the Borrower.
Section 2.7.    Continuation of Interest Periods. Unless timely notice of prepayment is given by the Borrower to the Administrative Agent pursuant to Section 2.4(a), on the last day of each Interest Period, the entire principal amount of the Term Loan will automatically be continued for an additional Interest Period of 3 months.
Section 2.8.    Payments and Computations.
(a)    The Borrower shall make each payment hereunder free and clear of any setoff or counterclaim, with such payment being paid not later than 11:00 a.m. (Brussels Time) on the day when due, in the case of any reimbursements of costs or expenses of the Administrative Agent or any Lender incurred in a currency other than Euros, in the currency in which such costs and expenses are incurred, and in the case of principal or interest on the Term Loan, any fees under the Fee Letter or any other amounts payable under this Agreement, in Euros, to the Administrative Agent in same-day funds by deposit of such funds to (i) the Administrative Agent’s Account with respect to payments in Euros or (ii) to such account as the Administrative Agent may designate with respect to payments in any other currencies. The Administrative Agent will promptly thereafter (and in any event, if received from the Borrower by the time specified in the preceding sentence, on the day of receipt) cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, fees or any other Obligation then payable hereunder in a particular currency, to the applicable Lenders for the account of their respective Applicable Lending Offices for payments in such currency ratably in accordance with the amounts of such respective Obligations in such currency then payable to such Lenders, and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office for payments in the applicable currency. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 10.7(e), from and after the effective date of such Assignment and Assumption, the Administrative Agent shall make all payments hereunder in respect of the interest assigned hereby to the Lender assignee hereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b)    If the Administrative Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify the Obligations to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each Lender ratably in accordance with such Lender’s proportionate share of the principal amount of all the Term Loan then outstanding, in repayment or prepayment of the outstanding

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portion of the Term Loan or other Obligations owed to such Lender, and for application to such principal installments, as the Administrative Agent shall direct.
(c)    All computations of interest and fees payable by the Borrower shall be made by the Administrative Agent on the basis of a year of three hundred sixty (360) days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(d)    Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.
(e)    Unless the Administrative Agent shall have received notice from AGCO prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent and the Administrative Agent makes available to a Lender on such date a corresponding amount, such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent at a rate determined by the Administrative Agent in accordance with its then-applicable policies regarding interbank compensation.
Section 2.9.    Sharing of Payments, Etc.
(a)    Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, it shall distribute such payment to the Lenders based on its Pro Rata Share of such payment received by the Administrative Agent.
(b)    If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) distributed other than in accordance with the provisions of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) (i) on account of Obligations due and payable to such Lender hereunder at such time in excess of its ratable share (according to the proportion of (1) the amount of such Obligations due and payable to such Lender at such time to (2) the aggregate amount of the Obligations due and payable to all Lenders hereunder at such time) of payments on account of the Obligations due and payable to all Lenders hereunder at such time obtained by all the Lenders at such time; or (ii) on account of Obligations owing (but not due and payable) to such Lender hereunder at such time in excess

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of its ratable share (according to the proportion of (1) the amount of such Obligations owing to such Lender at such time to (2) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder at such time obtained by all the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such participations in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such other Lender’s ratable share (according to the proportion of (x) the purchase price paid to such Lender to (y) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (A) the amount of such other Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
Section 2.10.    Intentionally Omitted.
Section 2.11.    Defaulting Lenders.
(a)    Unless the Administrative Agent shall have received notice from a Lender prior to the funding of its Pro Rata Share of the Term Loan on the Agreement Date that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of the Term Loan, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the Agreement Date in accordance with Section 2.2(b) and the Administrative Agent may, in reliance upon such assumption, make available to the requesting Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made its Pro Rata Share of the Term Loan available to the Administrative Agent and the Administrative Agent makes available to the Borrower on such date a corresponding amount, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.5 to the Term Loan and (ii) in the case of such Lender, at a rate determined by the Administrative Agent in accordance with its then-applicable policies regarding interbank compensation. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s portion of the Term Loan for purposes of this Agreement.

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(b)    The failure of any Lender to make the portion of the Term Loan to be made by it on the Agreement Date shall not relieve any other Lender of its obligation, if any, hereunder to make its portion of the Term Loan on the Agreement Date, but no Lender shall be responsible for the failure of any other Lender to make the portion of the Term Loan to be made by such other Lender on the Agreement Date.
(c)    Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)    If such Defaulting Lender is an Impacted Lender, such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders; and
(ii)    Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.5 shall be applied at such time or times as may be determined by the Administrative Agent as follows: FIRST, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; and SECOND, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments or other amounts paid or payable to a Defaulting Lender that are applied to pay amounts owed by a Defaulting Lender pursuant to this Section 2.11(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
ARTICLE 3.
CONDITIONS PRECEDENT

Section 3.1.    Conditions Precedent to Agreement Date. The effectiveness of this Agreement and the obligation of each Lender to make its Pro Rata Share of the Term Loan on the Agreement Date, is subject to the satisfaction of the following conditions precedent:
(a)    The Administrative Agent shall have received, on or before the Agreement Date, the following, each dated such date (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (unless otherwise specified):
(i)    This Agreement, duly executed and delivered by the Borrower, the Administrative Agent, and each Lender;
(ii)    The Fee Letter, duly executed and delivered by the Borrower;
(iii)    Copies of the resolutions of the Managing Officers (Geschäftsführer) of the Borrower and of the Board of Directors of AGCO, in each case, approving the execution and delivery of this Agreement and certified by the secretary or other similar

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officer of such Loan Party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement;
(iv)    A copy of the charter of the Borrower and each amendment thereto, certified (as of a date reasonably near the Agreement Date), if appropriate in the jurisdiction where the Borrower is organized, by an appropriate governmental official as being a true and correct copy thereof;
(v)    For AGCO, a copy of a certificate of the Secretary of State (or other applicable Governmental Authority) of the State of formation or organization of such Loan Party, dated reasonably near the Agreement Date, listing the charter of AGCO and each amendment thereto on file in his/her office and certifying that (x) such amendments are the only amendments to AGCO’s charter on file in his/her office; (y) AGCO has paid all franchise taxes to the date of such certificate; and (z) AGCO is duly incorporated and in good standing or presently subsisting under the laws of such state;
(vi)    A certificate of the Borrower and AGCO, signed on behalf of such Person by its President or a Vice President and its Secretary or any Assistant Secretary, or by other appropriate officers of it, dated as of the Agreement Date (the statements made in such certificate shall be true on and as of the Agreement Date), certifying as to (x) the absence of any amendments to the charter of such Person since the date of the certificate referred to in clause (iv) and (v) above, as applicable; (y) a true and correct copy of the bylaws (or similar governing document) of the Borrower or AGCO as in effect on the Agreement Date; and (z) the due incorporation or formation and good standing of the Borrower and AGCO organized under the laws of the jurisdiction of its organization, and the absence of any proceeding for the dissolution or liquidation of such Person;
(vii)    A certificate of the Secretary or an Assistant Secretary or other appropriate officer of the Borrower and AGCO certifying the names and true signatures of the officers of the Borrower and AGCO authorized to sign this Agreement or the other Loan Documents to which it is or is to be a party and the other documents to be delivered hereunder and thereunder;
(viii)    The Guaranty Agreement duly executed by AGCO, in form and substance satisfactory to the Administrative Agent; and
(ix)    A copy of the quotaholder’s resolution (Gesellschafterversammlungsbeschluss) of the Borrower approving the execution and delivery of this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement;
(b)    The Administrative Agent shall be satisfied that no default exists under AGCO Revolving Credit Agreement;
(c)    There shall not have occurred any event, development or circumstance since December 31, 2015 (x) that has caused or could reasonably be expected to cause a material

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adverse condition or material adverse change in or affecting (i) the condition (financial or otherwise), results of operation, assets, properties or liabilities (actual or contingent) of AGCO and its respective Subsidiaries, taken as a whole; (ii) the ability of the Borrower to repay the credit to be extended under this Agreement, or (iii) the validity or enforceability of any of the Loan Documents; or (y) that calls into question in any material respect the projections delivered to the Administrative Agent prior to the Agreement Date or any material assumption on which such projections were prepared;
(d)    There shall exist no action, suit, investigation, litigation or proceeding affecting AGCO or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that could have a Material Adverse Effect or impair the validity or enforceability of any Loan Document;
(e)    The Administrative Agent shall have received audited Consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of AGCO and its Subsidiaries for the fiscal year ended December 31, 2015 prepared in conformity with GAAP;
(f)    All governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the transactions contemplated by this Agreement and the continuing operations of AGCO and its Subsidiaries shall have been received and be in full force and effect;
(g)    A favorable opinion of (A) Troutman Sanders LLP, counsel to the Loan Parties, and (B) Pestalozzi Attorneys at Law Ltd, Swiss counsel to the Loan Parties;
(h)    [Intentionally omitted];
(i)    The Administrative Agent and each of the Lenders shall have received all required internal know-your-customer information, documents, and certificates and approvals as required by the Administrative Agent and the Lenders under “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act;
(j)    The Borrower shall have paid all fees and expenses (including the fees under the Fee Letter and fees and expenses of counsel) of the Administrative Agent and Lenders that are due and payable on the Agreement Date, in each case which have been invoiced at least two (2) Business Days before the Agreement Date, and are in compliance with all terms of the Fee Letter on or before the Agreement Date;
(k)    The Administrative Agent shall be satisfied that the representations and warranties contained in each Loan Document will be correct on and as of the Agreement Date before and after giving effect to the making of the Term Loan and to the application of the proceeds therefrom, as though made on and as of such date;

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(l)    The Administrative Agent shall be satisfied that no event shall have occurred and be continuing, or would result from the making of the Term Loan or from the application of the proceeds therefrom, that constitutes or would constitute a Default or Event of Default;
(m)    At least three (3) Business Days prior to the Agreement Date, the Administrative Agent shall have received a funding indemnity letter from the Borrower, pursuant to which the Borrower agrees to be pay losses with respect the funding of the Term Loan in Euros on the Agreement Date, in form and substance acceptable to the Administrative Agent;
(n)    The Pandios Credit Agreement and the related “Loan Documents” thereunder shall have been duly executed and delivered to the Administrative Agent, and all conditions precedent to the effectiveness thereof shall have been satisfied or waived in accordance with the terms of the Pandios Credit Agreement; and
(o)    The Administrative Agent shall have received such other instruments, documents or agreements as the Administrative Agent may reasonably request.
Section 3.2.    Determinations Under Section 3.1. For purposes of determining compliance with the conditions specified in Section 3.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the initial funding of the Term Loan on the Agreement Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s Pro Rata Share of the Term Loan.
Section 3.3.    Status as a Qualifying Bank or Non-Qualifying Bank. Each Lender will confirm to the Borrower on the date on which it becomes a party to this Agreement in its capacity as such whether it is a Qualifying Bank or a Non-Qualifying Bank. The Initial Lender represents and confirms on the Agreement Date that it is a Qualifying Bank, and the Borrower and AGCO acknowledge that the Initial Lender has disclosed the foregoing status to the Borrower as of the Agreement Date.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES

Section 4.1.    Representations and Warranties of AGCO and the Borrower. In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to extend credit to the Borrower, AGCO and the Borrower each hereby agree, represent, and warrant as follows:
(a)    Organization; Power. (i) AGCO (x) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (y) is duly qualified and in good standing (if applicable) as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed

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is not reasonably likely to have a Material Adverse Effect, and (z) has all requisite power and authority and has all material licenses, authorizations, consents and approvals necessary to own or lease and operate its properties, to conduct its business as now being conducted and as proposed to be conducted and to enter into and carry out the terms of the Loan Documents to which it is a party; (ii) the Borrower (x) is a corporation, partnership or other legal entity duly organized or formed, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization, and (y) is duly qualified and in good standing (if applicable) as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed is not reasonably likely to have a Material Adverse Effect, and (iii) the Borrower and AGCO have all requisite power and authority and has all licenses, authorizations, consents and approvals necessary to (x) own or lease and operate its properties and to conduct its business as now being conducted and as proposed to be conducted other than such licenses, authorizations, consents and approvals, the failure of which would not reasonably be expected to have a Material Adverse Effect, and (y) enter into and carry out the terms of the Loan Documents to which it is a party.
(b)    [Intentionally Omitted].
(c)    [Intentionally Omitted].
(d)    Authorization; No Conflict. The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which it is or is to be a party and the other transactions contemplated hereby, are within such Loan Party’s corporate or other similar powers, have been duly authorized by all necessary corporate or other similar action, and do not (i) contravene such Loan Party’s charter or bylaws or other similar organization or governing documents; (ii) violate any Applicable Law or any order of any Governmental Authority; (iii) conflict with or result in the breach of, or constitute a default under, any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties; or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such Applicable Law or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could not reasonably be expected to result in a Material Adverse Effect.
(e)    No Authorizations Needed. Giving effect to the execution and delivery of the Loan Documents and the making of the Term Loan hereunder, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for the due execution, delivery or performance by any Loan Party of this Agreement and any other Loan Document to which it is or is to be a party, or for the consummation of the transactions hereunder.
(f)    Enforceability. This Agreement and each other Loan Document have been (or, when delivered hereunder will have been), duly executed and delivered by each Loan

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Party thereto. This Agreement and each other Loan Document have been (or, when delivered hereunder will be), the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws and principles of equity and, with respect to any obligation of the Borrower to pay, or otherwise compensate any Lender for, any Swiss Withholding Tax pursuant to Section 11.4, to the extent legally permissible (provided that this provision shall not apply to, and shall not affect the applicability of, Section 2.6).
(g)    Financial Statements. The audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of AGCO and its Subsidiaries for the fiscal year ended December 31, 2015 furnished to the Administrative Agent fairly present the consolidated financial condition and results of AGCO and its Subsidiaries as at such date and the consolidated results of the operations of AGCO and its Subsidiaries, for the period ended on such date, all in accordance with Applicable Accounting Standards applied on a consistent basis, and since December 31, 2015, there has been no event, occurrence or development that, individually or in the aggregate, has had a Material Adverse Effect.
(h)    [Intentionally Omitted].
(i)    Litigation. There is no action, suit, investigation, litigation or proceeding affecting AGCO or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that purport to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated thereby or hereby, or that individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect.
(j)    Margin Stock. Neither AGCO nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. Neither the making of the Term Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation U.
(k)    [Intentionally Omitted].
(l)    [Intentionally Omitted].
(m)    [Intentionally Omitted].
(n)    [Intentionally Omitted].
(o)    [Intentionally Omitted].
(p)    Solvency. (i) The Borrower is, and will be after giving effect to the transactions contemplated hereby, Solvent; (ii) AGCO is, and will be after giving effect to

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the transactions contemplated hereby, individually and together with its Subsidiaries, Solvent.
(q)    [Intentionally Omitted].
(r)    Disclosures. The reports, financial statements, certificates and other information furnished by or on behalf of AGCO or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), together with AGCO’s annual report on Form 10-K and quarterly report on Form 10-Q, in each case most recently filed by AGCO with the SEC, taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, AGCO represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
(s)    [Intentionally Omitted].
(t)    [Intentionally Omitted].
(u)    [Intentionally Omitted].
(v)    Anti-Terrorism Laws. None of AGCO, the Borrower or any Affiliate of the Borrower knows, or reasonably should know of, any violation of any Anti-Terrorism Law or any Anti-Corruption Laws, or knowingly engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law or any Anti-Corruption Law.
(w)    Sanctioned Persons. None of AGCO, the Borrower, any of their Subsidiaries, or to the knowledge of AGCO or the Borrower, any Affiliate of AGCO or its Subsidiary, is a Person that is, or is owned or controlled by Persons that are (each a “Sanctioned Person”) (i) the subject of any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or any similar law, rule, or regulation of the Netherlands (collectively, “Sanctions”), (ii) located, organized or resident in a region, country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, the Region of Crimea, Cuba, Iran, North Korea, Sudan, and Syria.
(x)    Use of the Term Loan. The Term Loan shall be used by the Borrower solely for (a) the repayment of all Indebtedness under the Existing Credit Agreement, (b) the payment of transaction costs relating to this Agreement and (c) working capital needs and general corporate purposes for the Borrower and the Borrower’s Subsidiaries.

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Section 4.2.    AGCO Revolving Credit Agreement Representations. In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to extend credit to the Borrower, AGCO and the Borrower each hereby further represents, warrants and agrees that each of the AGCO Representations and Warranties (together with any Schedules to the AGCO Revolving Credit Agreement referenced therein) are incorporated herein, and are true and correct, in all respects, as if made herein by AGCO and the Borrower for the benefit of the Administrative Agent and the Lenders; provided, however, the term “Agreement Date”, as used in Section 4.1(b) of the AGCO Revolving Credit Agreement as in effect on the date hereof shall have the meaning given to such term in the AGCO Revolving Credit Agreement as in effect on the date hereof.
Section 4.3.    Swiss Non-Bank Rules. The Borrower represents and warrants that it is in compliance with the Swiss Non-Bank Rules provided that the Borrower shall not be in breach of this representation and warranty if its number of creditors in respect of either the Swiss Ten Non-Bank Rule or the Swiss Twenty Non-Bank Rule is exceeded solely by reason of a failure by one or more Lenders to comply with the requirements for a transfer, assignment or participation pursuant to Section 10.7.
Section 4.4.    Survival of Representations and Warranties, etc. All representations and warranties made under this Agreement shall be deemed to be made, and shall be true and correct, at and as of the Agreement Date (unless otherwise specified). All representations and warranties made under this Agreement shall survive, and not be waived by, the execution hereof by the Lenders and the Administrative Agent, any investigation or inquiry by any Lender or the Administrative Agent, or the making of the Term Loan under this Agreement.
ARTICLE 5.
AFFIRMATIVE COVENANTS

Section 5.1.    Incorporation of AGCO Affirmative Covenants. Each of AGCO and the Borrower covenants and agrees that, so long as the Obligations have not been paid in full, it shall perform and observe the AGCO Affirmative Covenants at all times and the AGCO Affirmative Covenants shall be incorporated herein, in all respects, as if made herein for the benefit of the Administrative Agent and the Lenders.
Section 5.2.    Swiss Non-Bank Rule. The Borrower shall ensure that it is in compliance at all times with the Swiss Non-Bank Rules provided that the Borrower shall not be in breach of this undertaking if its number of creditors in respect of either the Swiss Ten Non-Bank Rule or the Swiss Twenty Non-Bank Rule is exceeded solely by reason of a failure by one or more Lenders to comply with the requirements for a transfer, assignment or participation pursuant to Section 10.7.
Section 5.3.    Amendments to AGCO Revolving Credit Agreement. Each of AGCO and the Borrower covenants and agrees that, if AGCO enters into any amendment, restatement, refinancing, or other modification or waiver of the AGCO Revolving Credit Agreement, the effect of which is to implement any EURIBOR Rate “floor” (including any requirement that the “EURIBOR Rate” (or equivalent term) not be less than zero), AGCO and the Borrower shall enter into an amendment to this Agreement implementing an equivalent EURIBOR Rate “floor” within 30 days thereafter.

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ARTICLE 6.
INFORMATION COVENANTS

Section 6.1.    Incorporation of AGCO Information Covenants. Each of AGCO and the Borrower covenants and agrees that, so long as the Obligations have not been paid in full, it shall perform and observe the AGCO Information Covenants at all times and the AGCO Information Covenants shall be incorporated herein, in all respects, as if made herein for the benefit of the Administrative Agent and the Lenders.
Section 6.2.    Additional Reporting Requirement for the Borrower. The Borrower will deliver to the Administrative Agent, as soon as available, and in any event within two hundred seventy (270) days after the end of each fiscal year of the Borrower, the balance sheet of the Borrower, as of the end of such fiscal year, and statements of income and cash flows of the Borrower, for such fiscal year, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by an Authorized Financial Officer of AGCO as having been prepared in accordance with Applicable Accounting Standards.
ARTICLE 7.
NEGATIVE COVENANTS

Section 7.1.    Incorporation of AGCO Negative Covenants. Each of AGCO and the Borrower covenants and agrees that, so long as the Obligations have not been paid in full, it shall perform and observe the AGCO Negative Covenants at all times and the AGCO Negative Covenants shall be incorporated herein, in all respects, as if made herein for the benefit of the Administrative Agent and the Lenders, provided, however, the terms “Agreement” and “Loan Documents”, as used in Section 6.9 of the AGCO Revolving Credit Agreement as of the date hereof shall have the meanings given to such terms in the AGCO Revolving Credit Agreement.
Section 7.2.    Indebtedness. AGCO further covenants and agrees that, so long as the Obligations have not been paid in full, AGCO shall not create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, and shall not permit any of its Subsidiaries to create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness except:
(a)    Indebtedness under this Agreement and the other Loan Documents;
(b)    Unsecured Indebtedness under the AGCO Revolving Credit Agreement and the other Loan Documents (as defined in the AGCO Revolving Credit Agreement); and
(c)    All other Indebtedness permitted under Section 6.1 of the AGCO Revolving Credit Agreement.
Section 7.3.    Fundamental Changes to the Borrower. Notwithstanding anything to contrary in this Article 7 or the AGCO Negative Covenants incorporated herein by reference, AGCO

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and the Borrower further covenant and agree that, the Borrower shall not, and AGCO shall not permit the Borrower to, liquidate or dissolve itself or otherwise wind up its business.
Section 7.4.    Anti-Terrorism Laws. Neither the Borrower nor AGCO shall directly or, to the Borrower’s or AGCO’s knowledge, indirectly, use the proceeds of the Term Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (a) for the purpose of funding in violation of Sanctions any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (b) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Term Loan, whether as an agent, investor, or otherwise) or a violation of the United States Foreign Corrupt Practices Act of 1977, as amended. The Borrower shall deliver to the Administrative Agent and the Lenders any certification or other evidence requested from time to time by the Administrative Agent or any Lender, in their sole discretion, confirming the Borrower’s compliance with this Section 7.4.
ARTICLE 8.
EVENTS OF DEFAULT

Section 8.1.    Events of Default. Each of the following shall constitute an Event of Default (an “Event of Default”), whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule, or regulation of any governmental or non-governmental body:
(a)    (i) the Borrower shall fail to pay (x) any principal or face amount of the Term Loan on the date when the same becomes due and payable, or (y) any interest or fees due hereunder within three (3) Business Days after the date when the same becomes due and payable, or (ii) any Loan Party shall fail to make any other payment under any Loan Document, in any case within five (5) Business Days after the date when the same becomes due and payable; or
(b)    any representation or warranty made by any Loan Party under or in connection with any Loan Document or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made; or
(c)    (i) AGCO or the Borrower shall fail to perform any term, covenant or agreement contained in Article 6 if such failure shall remain unremedied for ten (10) days after the earlier of (x) AGCO or the Borrower having knowledge thereof, and (y) written notice thereof having been given to AGCO; (ii) AGCO or the Borrower shall fail to perform, observe or comply with any other term, covenant or agreement contained in Article 7; or (iii) AGCO or the Borrower or any other Loan Party shall fail to perform any other term, covenant or agreement contained in this Agreement or any other Loan Document not referenced elsewhere in this Section 8.1 if such failure shall remain unremedied for thirty (30) days after the earlier of (x) such Loan Party having knowledge thereof, and (y) written notice thereof having been given to AGCO; or

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(d)    The occurrence of any event which would constitute an “Event of Default” under, and as such term is defined in, the AGCO Revolving Credit Agreement, but without giving effect to any waiver of or consent to any Default or Event of Default (as such terms are defined in the AGCO Revolving Credit Agreement in effect at the time of such waiver or consent) or any other modification, waiver or amendment other than as provided pursuant to an Approved Amendment; or
(e)    The Borrower, AGCO, any Material Subsidiary or any Loan Party shall generally not pay its debts as such debts become due, shall suspend or threaten to suspend making payment whether of principal or interest with respect to any class of its debts or shall admit in writing its insolvency or its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against AGCO, any Material Subsidiary or any Loan Party seeking, or seeking the administration, to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, administrator, receiver and manager, trustee, or other similar official for it or for any substantial part of its property (including, without limitation, any proceeding under any Debtor Relief Laws, or any similar law in any other jurisdiction) and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days or any of the actions sought in such proceeding (including without limitation the entry of an order for relief against, or the appointment of a receiver, administrator, receiver and manager, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or AGCO, any Material Subsidiary or any Loan Party shall take any action to authorize any of the actions set forth above in this subsection, or an encumbrancer takes possession of, or a trustee or administrator or other receiver or similar officer is appointed in respect of, all or any part of the business or assets of AGCO, any Material Subsidiary, or any Loan Party or distress or any form of execution is levied or enforced upon or sued out against any such assets and is not discharged within seven days of being levied, enforced or sued out, or any Lien that may for the time being affect any of its assets becomes enforceable, or anything analogous to any of the events specified in this subsection occurs under the laws of any applicable jurisdictions; or
(f)    [intentionally omitted]; or
(g)    [intentionally omitted]; or
(h)    any material portion of any Loan Document shall at any time and for any reason be declared to be null and void, or a proceeding shall be commenced by any Loan Party or any of its respective Affiliates, or by any governmental authority having jurisdiction over any Loan Party or any of its Affiliates, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any material provision of any Loan Document shall for any reason cease to be valid and

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binding on or enforceable against any Loan Party to it, or any such Loan Party shall so state in writing; or
(i)    a Change of Control shall occur.
Section 8.2.    Remedies. If an Event of Default shall have occurred and until such Event of Default is waived in writing by the Required Lenders, or all of the Lenders as may be required by Section 10.1, the Administrative Agent:
(a)    may, and shall at the request of the Required Lenders, by notice to AGCO, declare the obligation of each Lender to make its Pro Rata Share of the Term Loan to be terminated, whereupon the same shall forthwith terminate;
(b)    may, and shall at the request of the Required Lenders by notice to AGCO, declare the Term Loan, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Term Loan, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of an actual or deemed entry of an order for relief or any assignment, proposal or the giving of notice of intention to make a proposal with respect to the Borrower or AGCO under any Debtor Relief Law, (i) the obligation of each Lender to make its Pro Rata Share of the Term Loan shall automatically be terminated and (ii) the Term Loan, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower; and
(c)    may, and shall at the request of the Required Lenders, exercise all of the post-default rights granted to it and to them under the Loan Documents or under Applicable Law.
Section 8.3.    Intentionally Omitted.
Section 8.4.    Application of Payments. Subsequent to the occurrence and during the continuation of an Event of Default, payments and prepayments with respect to the Obligations made to the Administrative Agent or the Lenders or otherwise received by the Administrative Agent or any Lender shall be distributed in the following order of priority: FIRST, to the reasonable costs and expenses (including reasonable attorneys’ fees and expenses), if any, incurred by the Administrative Agent or any Lender in the collection of such amounts under this Agreement or of the Loan Documents until paid in full; SECOND, to any fees then due and payable to the Administrative Agent under this Agreement or any other Loan Document until paid in full; THIRD, to any fees then due and payable to the Lenders under this Agreement until paid in full; FOURTH, to the ratable payment of interest then due in respect of the Term Loan paid in full; FIFTH, to the ratable payment of principal of the Term Loan until paid in full, SIXTH, to any other Obligations not otherwise referred to in this Section until paid in full; and SEVENTH, to the Borrower or such other Person entitled thereto under applicable law.

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ARTICLE 9.
THE ADMINISTRATIVE AGENT

Section 9.1.    Authorization and Action. Each Lender hereby appoints and authorizes Rabobank to take action on its behalf as the Administrative Agent to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to them respectively by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. The provisions of this Article 9 are solely for the benefit of the Administrative Agent and the Lenders, and neither AGCO nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. As to any matters not expressly provided for by the Loan Documents, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, exposes it or any of its Related Parties to personal liability or that is contrary to the Loan Documents or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under Debtor Relief Laws or that may effect a forfeiture, modification or termination of property of any Defaulting Lender in violation of Debtor Relief Laws. Except for action requiring the approval of the Required Lenders, the Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, any Loan Document, unless the Administrative Agent shall have been instructed by the Required Lenders to exercise or refrain from exercising such rights or to take or refrain from taking such action. The Administrative Agent shall not incur any liability under or in respect of any Loan Document with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except for its gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.
Section 9.2.    Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. Without limitation of the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any

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information relating to the Borrower, AGCO or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;
(c)    may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it, and may rely on any opinion of counsel delivered under this Agreement, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts or any such opinion;
(d)    makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with the Loan Documents by any other Person;
(e)    shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 3.1 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent;
(f)    shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto (other than its own execution and delivery thereof) or the creation, attachment perfection or priority of any Lien purported to be created under or contemplated by any Loan Document;
(g)    shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties;
(h)    shall have no liability or responsibility to any Loan Party for any failure on the part of any Lender to comply with any obligation to be performed by such Lender under this Agreement;
(i)    shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default under this Agreement unless they have received notice from a Lender or Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default”;

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(j)    shall incur no liability as a result of any determination whether the transactions contemplated by the Loan Documents constitute a “highly leveraged transaction” within the meaning of the interpretations issued by the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Board of Governors of the Federal Reserve System;
(k)    may act directly or through agents or attorneys on its behalf but shall not be responsible to any Lender for the negligence or misconduct of any agents or attorneys selected by it with reasonable care except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such agents or attorneys;
(l)    shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person;
(m)    may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon; and
(n)    in determining compliance with any condition hereunder to the making of the Term Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of the Term Loan.
The exculpatory provisions of this Article 9 shall apply to any agent of the Administrative Agent and any Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided hereunder as well as activities as the Administrative Agent.
Section 9.3.    Administrative Agent, in its Individual Capacity and Affiliates. With respect to any Commitment and any portion of the Term Loan made by Rabobank or any Affiliate of Rabobank, Rabobank and its Affiliate, as applicable, shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it (or its Affiliate, as applicable) were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Rabobank (or its Affiliate, as applicable) in its individual capacity. Rabobank and its respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person who may do business with or own securities of any Loan Party or any such Subsidiary, all as if Rabobank was not the Administrative Agent and without any duty to account therefor to the Lenders.

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Section 9.4.    Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or their respective Related Parties and based on the financial statements referred to in Section 3.1 and such other documents and information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, any other Loan Document or any related agreement or document furnished hereunder or thereunder.
Section 9.5.    Notice of Default or Event of Default. In the event that the Administrative Agent or any Lender shall acquire actual knowledge, or shall have been notified in writing, of any Default or Event of Default, the Administrative Agent or such Lender shall promptly notify the other Lenders, and the Administrative Agent shall take such action and assert such rights under this Agreement as the Required Lenders shall request in writing, and the Administrative Agent shall not be subject to any liability by reason of its acting (a) pursuant to any such request or (b) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. If the Required Lenders shall fail to request the Administrative Agent to take action or to assert rights under this Agreement in respect of any Event of Default within ten days after their receipt of the notice of any Event of Default, or shall request inconsistent action with respect to such Event of Default, the Administrative Agent may, but shall not be required to, take such action and assert such rights (other than rights under Article 8) as it deems in its discretion to be advisable for the protection of the Lenders, except that, if the Required Lenders have instructed the Administrative Agent not to take such action or assert such right, in no event shall the Administrative Agent act contrary to such instructions.
Section 9.6.    Indemnification. Each Lender severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including without limitation fees and expenses of legal counsel, experts, agents and consultants) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses payable by the Borrower under Section 10.4, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower. For purposes of this Section, the Lenders’ respective ratable shares of any amount shall be determined, at any time, with reference to:

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(a)    at any time after the funding of the Term Loan on the Agreement Date, the aggregate principal amount of the Term Loan outstanding at such time and owing to the respective Lenders; or
(b)    at any time prior to funding the Term Loan on the Agreement Date, their respective unused Commitments at such time.
Section 9.7.    Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be any Lender or a commercial bank or other financial institution and having a combined capital and reserves in excess of U.S. $500,000,000. The resignation of such retiring Administrative Agent shall be effective only upon (i) the acceptance of any appointment as an Administrative Agent hereunder by a successor Administrative Agent, and (ii) the execution of all documents and the taking of all other actions reasonably necessary in the opinion of the successor Administrative Agent, in connection with such substitution. Upon such effectiveness pursuant to the foregoing clauses (i) and (ii), such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Administrative Agent’s resignation hereunder as an Administrative Agent, the provisions of this Article 9 and Section 10.4 shall continue in effect for the benefit of such retiring Administrative Agent, its agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.
Section 9.8.    Administrative Agent May File Proofs of Claim. The Administrative Agent may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, its agents, financial advisors and counsel) and the Lenders allowed in any judicial proceedings relative to any Loan Party, or any of their respective creditors or property, and shall be entitled and empowered to collect, receive and distribute any monies, securities or other property payable or deliverable on any such claims and any custodian receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to the Administrative Agent for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, its agents, financial advisors and counsel, and any other amounts due the Administrative Agent.

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ARTICLE 10.
MISCELLANEOUS

Section 10.1.    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or the Administrative Agent at the direction, or with the consent, of the Required Lenders), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:
(a)    no amendment, waiver or consent shall, unless in writing and signed by the Lender affected thereby, reduce the principal of, or the rate of interest specified herein (excluding a waiver of interest accruing at the Default Rate) on the Term Loan owed to such Lender or the rate of fees payable for the account of any Lender hereunder, or postpone any scheduled date for any payment of principal, interest or fees due to any Lender;
(b)    no amendment, waiver or consent shall, unless in writing and signed by the Lender affected thereby and acknowledged by the Administrative Agent, increase (i) the amount of the Commitment of any Lender, or (ii) any Lender’s Pro Rata Share except as set forth in Section 2.11(c);
(c)    no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders and acknowledged by the Administrative Agent, do any of the following at any time:
(i)    waive any of the conditions specified in Section 3.1;
(ii)    change any of the provisions of this Section 10.1 or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or
(iii)    release AGCO or the Borrower from any of its obligations under a Loan Document;
(d)    no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement; and
(e)    an Incorporation Amendment executed by the Administrative Agent shall not require the consent of the Required Lenders or any of the Lenders provided such Incorporation Amendment does not amend, modify or waive any provisions of this Agreement except as set forth in the definition of “Approved Amendment”.

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In addition, anything in this Agreement to the contrary notwithstanding, if any Lender shall fail to fulfill its obligations to make its Pro Rata Share of the Term Loan hereunder on the Agreement Date, for so long as such failure shall continue, such Lender shall (unless AGCO and the Required Lenders, determined as if such Lender were not a “Lender” hereunder, shall otherwise consent in writing) be deemed for all purposes relating to amendments, modifications, waivers or consents under this Agreement (including without limitation under this Section 10.1) to have no share of the Term Loan or Commitment, shall not be treated as a “Lender” hereunder when performing the computation of Required Lenders, and shall have no rights under this Section 10.1; provided that any action taken by the other Lenders with respect to the matters referred to in clause (a) of this Section 10.1 shall not be effective as against such Lender.
Section 10.2.    Notices, Etc.
(a)    All notices and other communications provided for hereunder (“Communications”) shall be in writing (including telecopy communication) and mailed, telecopied or delivered,
(i)    if to AGCO or the Borrower, to AGCO at its address at 4205 River Green Parkway, Duluth, Georgia 30096-2568, Attention: General Counsel, Facsimile No. (770) 813-6158, with a copy to the Chief Financial Officer of AGCO at the same address and telecopier number and a copy to Assistant Treasurer EAME/ANZ & EEA of AGCO Ltd. at Abbey Park, Stoneleigh, Kenilworth, CV8 2TQ, UK, Telephone No. +44 2476852549, Facsimile No. +44 2476852640, and Email: IainWatson@uk.AGCOcorp.com and DLCovUKTreasury@uk.agcocorp.com;
(ii)    if to any Lender, at its Applicable Lending Office specified on its Administrative Questionnaire or in the Assignment and Assumption pursuant to which it became a Lender; and

(iii)    if to the Administrative Agent, at its address at c/o Coöperatieve Rabobank U.A., Antwerp Branch, Uitbreidingstraat 86 bus 3, 2600 Berchem-Antwerpen, Belgium, Contact person: Wendy Bodson, Tel: 03/290.17.27 or 03/290.17.02, Fax: 03/290.17.97, Email: l.be.antwerp.Midoffice@rabobank.com.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in such paragraph (b).
(b)    Communications to the Lenders under the Loan Documents may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent. The Administrative Agent, AGCO or the Borrower may, in its discretion, agree to accept Communications to it under the Loan Documents by electronic communications pursuant to procedures approved by it; provided that approval of such

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procedures may be limited to particular Communications. Unless the Administrative Agent otherwise prescribes, (i) Communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such Communication is not sent during the normal business hours of the recipient, such Communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) Communications posted on an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such Communication is available and identifying the website address thereof.
(c)    Any party hereto may change its address or telecopy number for Communications under the Loan Documents by notice to the other parties hereto (or, in the case of any such change by a Lender by notice to AGCO and the Administrative Agent). All Communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
(d)    The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices of a borrowing) purportedly given by or on behalf of the Borrower or AGCO even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as reasonably understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Indemnified Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
Section 10.3.    No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 10.4.    Costs and Expenses.
(a)    The Borrower agrees to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents at any time (including without limitation the reasonable fees and expenses of counsel (including without limitation New York and Swiss counsel) for the Administrative Agent with respect thereto).
(b)    Following the occurrence of an Event of Default and during the continuation thereof, the Borrower further agrees to pay on demand all costs and expenses of the

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Administrative Agent and each Lender in connection with the enforcement of its rights in connection with this Agreement and the other the Loan Documents, whether in any action, suit or litigation, any workout, bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally or otherwise (including without limitation the reasonable fees and expenses of counsel for the Administrative Agent and each Lender with respect thereto), and the Borrower agrees to pay on demand all such costs and expenses in respect of any such enforcement relating to itself.
(c)    AGCO and the Borrower each agree to indemnify and hold harmless the Administrative Agent and each Lender and each of their Affiliates and their officers, directors, trustees, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including without limitation reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with:
(i)    the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries; or
(ii)    the financing hereunder;
in each case whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Each of AGCO and the Borrower agree not to assert any claim against the Administrative Agent, any Lender, any of their Affiliates, or any of their respective Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein or in any other Loan Document or the actual or proposed use of the proceeds of the Term Loan. The agreements and obligations of the Borrower contained in this Section 10.4(c) shall survive the payment in full of the Obligations and termination of this Agreement.
(d)    If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including without limitation fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.
Section 10.5.    Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 8.2 to authorize the Administrative Agent to declare the Term Loan, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents due and payable pursuant to the provisions of Section 8.2, each Lender and each of its Affiliates is hereby authorized at any

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time and from time to time, to the fullest extent permitted by law, to offset and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or, to the extent not prohibited by Swiss law to the extent applicable, such Affiliate to or for the credit or the account of the Borrower or AGCO against any and all of the Obligations of the Borrower or AGCO now or hereafter existing under this Agreement or any Loan Document, irrespective of whether such Lender shall have made any demand under this Agreement or any Loan Document and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower or AGCO after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including without limitation other rights of set-off) that such Lender and its Affiliates may have; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.11 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.
Section 10.6.    Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it.
Section 10.7.    Assignments and Participations.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower and AGCO may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraphs (a) through (g) and (j) of this Section, (ii) by way of participation in accordance with the provisions of paragraphs (h) through (j) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (k) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants and, to the extent expressly contemplated hereby, the Indemnified Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Each Lender may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including without limitation all or a portion of the Term Loan owing to it); provided that:

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(i)    no such assignment or transfer results in more than 2 (two) Non-Qualifying Banks being Lenders under this Agreement;
(ii)    in the case of each such assignment (except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement), the amount of the Term Loan of the assigning Lender being assigned pursuant to such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than €5,000,000 and shall be an integral multiple of €500,000 in excess thereof
(iii)    such assignment shall be to an Eligible Assignee;
(iv)    the proposed assignment (if other than an assignment (I) by a Lender to an Affiliate or Approved Fund of such Lender, which Affiliate or Approved Fund is a Qualifying Bank, or (II) of all (but not less than all) of the rights and obligations under this Agreement held by a Lender that is a Non-Qualifying Bank to an Affiliate or Approved Fund of such Lender that is also a Non-Qualifying Bank) shall be approved by (x) the Administrative Agent, such approval by the Administrative Agent not to be unreasonably withheld or delayed, and (y) if no Default then exists, the Borrower, such approval by the Borrower not to be unreasonably withheld or delayed; provided, however, consent by the Borrower shall not be deemed to be unreasonably withheld if such assignment would result in the Pro Rata Share of the (i) Term Loan held by Rabobank and its Affiliates being less than fifty percent (50%) of the total of the aggregate outstanding principal amount of the Term Loan; and
(v)    the parties to each such assignment shall execute and deliver to the Administrative Agent for its own account, for its acceptance and recording in the Register, an Assignment and Assumption, together with a processing and recordation fee of €3,500, payable by the assignee to the Administrative Agent (with only one such fee payable in connection with contemporaneous assignments pursuant to the same Assignment and Assumption to or by two or more Approved Funds of a single Lender). Such Assignment and Assumption shall indicate whether the assignee is a Qualifying Bank or Non-Qualifying Bank as of such date, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(c)    An assignment, or transfer in relation to a Term Loan will only be effective if made in accordance with this Section 10.7 and the new Lender has given the confirmation required pursuant to Section 3.3. If the new Lender is not a Qualifying Bank, and there are reasonable concerns that the Swiss Federal Tax Administration could look through such Lender and as a result not accept such Lender as one Non-Qualifying Bank Lender only, the Borrower may, prior to consenting to the assignment or transfer, require that such new Lender provide to it a written confirmation signed by the Swiss Federal Tax Administration confirming that such new Lender is considered by the Swiss Federal Tax Administration to be one Non-Qualifying Bank. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until,

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in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(d)    Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Assumption:
(i)    the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder or under any other Loan Document have been assigned to it pursuant to such Assignment and Assumption, shall have the rights and obligations of a Lender hereunder; and
(ii)    the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations under this Agreement and under each other Loan Document (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto), but shall continue to be entitled to the benefits of Sections 10.4 and 11.1 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(e)    By executing and delivering an Assignment and Assumption, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:
(i)    other than as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto;
(ii)    such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto;
(iii)    such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 3.1 and such other

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documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption;
(iv)    such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;
(v)    such assignee confirms that it is an Eligible Assignee or an Affiliate of the assignor;
(vi)    such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto;
(vii)    such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender;
(viii)    that the benefit of the security interests and guarantees attached to the rights being assigned shall be transferred to the benefit of the assignee upon the completion of such assignment;
(ix)    such assignee confirms, represents and warrants that its designation as either a Qualifying Bank or a Non-Qualifying Bank provided in the Assignment and Assumption is true and correct; and
(x)    such assignee agrees to permit the Borrower to disclose its identity to the Swiss Federal Tax Administration.
(f)    The Administrative Agent shall maintain at its address referred to in Section 10.2 a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, their respective Commitments, and the principal amount of the Term Loan owing to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(g)    Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit A hereto:
(i)    record the information contained therein in the Register; and

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(ii)    give prompt notice thereof to the Borrower.
(h)    Each Lender may sell participations (without any notice to, or consent of, the Administrative Agent, the Borrower or AGCO) in or to all or a portion of its rights and obligations under this Agreement (including without limitation all or a portion of its rights in the Term Loan) to a financial institution (a “Participant”); provided that:
(i)    such Lender’s obligations under this Agreement shall remain unchanged;
(ii)    such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;
(iii)    the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement;
(iv)    the relationship between the Lender and the Participant is that of a debtor and creditor (including in the event of the bankruptcy or similar event of the Lender or the Borrower);
(v)    the Participant will have no proprietary interest in the benefit of this Agreement or in any monies received by the Lender under or in relation to this Agreement;
(vi)     the Participant will under no circumstances (other than pursuant to an assignment permitted under Section 10.7) be subrogated to, or substituted in respect of, the Lender's claims under this Agreement;
(vii)    the Participant will under no circumstances (other than pursuant to an assignment permitted under Section 10.7) otherwise have any contractual relationship with, or rights against, the Borrower under or in relation to this Agreement; and
(viii)    the terms of such participation agreement with a Participant (including any sub-participant), shall include provisions, in respect of any sub-participations, identical to the provisions of this Section 10.7(g) mutatis mutandis.
For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.6 with respect to any payments made by such Lender to its Participant(s).
(i)    Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver requiring unanimous consent of the Lenders affected thereby that affects such Participant. The Borrower and AGCO agree that each Participant shall be entitled to the benefits of Sections 11.1, 11.2 and 11.4 (subject to the requirements and limitations therein, including

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the requirements under Section 11.4 (it being understood that the documentation required under Section 11.4 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 11.5 as if it were an assignee under paragraphs (a) through (c) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 11.1 and 11.4, with respect to any participation, than its participating Lender would have been entitled to receive had the participation not occurred. Each Lender that sells a participation agrees, at the Borrower’s or AGCO’s request and expense, to use reasonable efforts to cooperate with the Borrower or AGCO to effectuate the provisions of Section 11.5 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.5 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.9 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(j)    Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.7, disclose to the assignee or Participant or proposed assignee or Participant, any public information relating to the Borrower furnished to such Lender by or on behalf of the Borrower and any information conspicuously labeled by the Borrower as being confidential at the time such information is furnished to such Lender if such assignee or Participant or proposed assignee or Participant has agreed to use reasonable efforts to keep such information confidential.
(k)    Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including without limitation the portion of the Term Loan owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System and any Lender that is a fund may pledge all or any portion of its rights under this Agreement (including without limitation the portion of the Term Loan owing to it) to its trustee in support of its obligations to its trustee.

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Section 10.8.    Marshalling; Payments Set Aside. Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent or the Lenders or any of such Persons exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
Section 10.9.    Intentionally Omitted.
Section 10.10.    Intentionally Omitted.
Section 10.11.    Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow such Lender to identify the Borrower and the other Loan Parties in accordance with the USA Patriot Act.
Section 10.12.    Limitations on Obligations of the Borrower.
(a)    If and to the extent that:
(i)    the Borrower under this Agreement guarantees, indemnifies or otherwise secures or pays obligations owing by any other Person (“Restricted Obligations”) other than obligations of one of its direct or indirect subsidiaries (i.e. obligations of the Borrower’s direct or indirect parent companies (up-stream liabilities) or sister companies (cross-stream liabilities)); and
(ii)    a payment in fulfilling such obligations would, under Swiss law and practice, constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by the Borrower or would otherwise be restricted under Swiss corporate law, such Restricted Obligations (and the amount of any payment in relation thereto) shall from time to time be limited to the amount permitted to be paid under Swiss law and practice (such amount being the “Maximum Amount”); provided, that such Maximum Amount shall at no time be less than such the profits and reserves of the Borrower available for distribution as dividends (being the balance sheet profits and any reserves available for this purpose, in each case in accordance with art. 675(2) and art. 671(1) and (2), no. 3 and (4), of the Swiss Federal Code of Obligations) at the time or times payment under or pursuant to this Section 10.12 is requested from the Borrower; and such limitation to the Maximum Amount (as may apply from time to time or not) shall not (generally or definitively) release or discharge the Borrower from its obligations under Section 10.12 in excess thereof, but merely postpone the payment date therefore until such times as payment

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is again permitted notwithstanding such limitation. Any and all indemnities and guarantees contained in the Loan Documents including, shall be construed in a manner consistent with the provisos herein contained.
(b)    In respect of any Restricted Obligations, the Borrower shall:
(i)    if and to the extent required by Applicable Law in force at the relevant time, subject to any applicable double taxation treaty, (x) deduct Swiss Withholding Tax at the rate of 35% (or such other rate as in force from time to time) from any payment made by it in respect of Restricted Obligations, (y) pay any such deduction to the Swiss Federal Tax Administration, and (z) notify and provide evidence to the Administrative Agent that the Swiss withholding tax has been paid to the Swiss Federal tax administration;
(ii)     as soon as possible after a deduction for Swiss withholding tax is made as required by applicable law, (x) ensure that any Person which is entitled to a full or partial refund of the Swiss withholding tax, is in a position to be so refunded, and (y) in case it has received any refund of the Swiss withholding tax, pay such refund to the Administrative Agent promptly upon receipt thereof.
(iii)    if the enforcement of any Restricted Obligations would be limited as a result of any matter referred to in paragraphs (a) and/or (b) above, that the Borrower shall, to the extent permitted by applicable law, write up or realize any of its assets shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realization, however, only if such assets are not necessary for the Borrower’s business (nicht betriebsnotwendig); and
(iv)    take all such other measures necessary or useful to allow the Borrower to make the payments and perform the obligations agreed hereunder with a minimum of limitations.
(c)    For the avoidance of doubt, where a deduction for Swiss withholding tax is required pursuant to Section 10.12(b), the obligations under Section 2.6 and Section 11.4(a) remain applicable, except to the extent and for as long as that would cause the Maximum Amount to be exceeded. This Section 10.12 is without prejudice to the gross-up or indemnification obligations of any Loan Party (other than the Borrower) under this Agreement.
Section 10.13.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

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(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
ARTICLE 11.
INCREASED COSTS, TAXES, ETC.

Section 11.1.    Increased Costs, Alternate Rate of Interest, Illegality, Etc.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;
(ii)    subject any Recipient to any tax of any kind (other than Indemnified Taxes and Excluded Taxes) on the Term Loan, loan principal, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the European interbank market any other condition, cost or expense (other than taxes) affecting this Agreement or the Term Loan made by such Lender or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, continuing or maintaining the EURIBOR Rate to or for the account of the Borrower, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or other Recipient, the Borrower will pay to the Administrative Agent for the account of such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return

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on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loan made by such Lender to or for the account of the Borrower, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Administrative Agent for the account of such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    A certificate of a Lender setting forth the amount of additional interest or the amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower and AGCO, shall be conclusive absent manifest error. The Borrower shall pay the Administrative Agent for the account of such Lender the amount shown as due on any such certificate within 10 days after receipt of the Borrower and AGCO thereof.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to paragraph (a) or (b) of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).
(e)     If (i) Lenders owed more than fifty percent (50%) of the then outstanding aggregate unpaid principal amount of the Term Loan notify the Administrative Agent that the EURIBOR Rate for any Interest Period will not adequately reflect the cost to such Lenders of maintaining the Term Loan at the EURIBOR Rate for such Interest Period, or (ii) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the EURIBOR Rate for the Term Loan, the Administrative Agent shall forthwith so notify the Borrower and the affected Lenders, whereupon the obligation of the Lenders to maintain and continue the EURIBOR Rate shall be suspended, and the Term Loan will convert to an interest rate comprised of an alternative basis mutually acceptable to the Borrower, the Administrative Agent and such Lenders, as applicable (the “Substitute Basis”), which Substitute Basis shall be negotiated in good faith between the Borrower, the Administrative Agent and such Lenders, as applicable, within fifteen (15) days after notice and demand by or through the Administrative Agent (the “Negotiation Period”). If at the expiration of the Negotiation Period, the Administrative Agent and/or the affected Lenders, on one hand, and the Borrower on the other hand, have agreed upon a Substitute Basis, the Substitute Basis shall be retroactive to, and take effect from, the beginning of the applicable Interest Period. If, at the expiration of the Negotiation Period, a Substitute Basis shall not have been agreed upon pursuant to the previous sentence of this clause (e), the interest rate payable on the Term

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Loan for the applicable Interest Period shall be the interest at a rate per annum equal to the Applicable Margin plus an amount reasonably determined by the Administrative Agent and/or the Lenders, as applicable, to reflect the cost of maintaining the Term Loan for such Interest Period (plus any additional rate of interest required under Section 2.5(b)).  Any such determination by the Administrative Agent and/or the Lenders, as applicable, pursuant to the preceding sentence shall, in the absence of manifest error, be conclusive and binding on the Borrower.  The procedures specified in this clause (e) shall apply to each Interest Period succeeding the first Interest Period to which they were applied unless and until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.
(f)    Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Applicable Lending Office to perform its obligations hereunder to maintain the Term Loan at the EURIBOR Rate hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent:
(i)    the obligation of such Lender to continue the Term Loan for an additional Interest Period at the EURIBOR Rate shall be suspended; and
(ii)    the Term Loan will, on the earlier of the last day of the then existing Interest Period and such date as may be required by law, convert into a loan bearing interest at the Substitute Basis as determined in accordance with clause (e) above, until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist
Section 11.2.    Breakage Costs. In the event that the Borrower prepays (either voluntarily, pursuant to Section 2.4, or as may be required by the Lenders as a result of an Event of Default, pursuant to Article 8 or for any other reason, or by an Eligible Assignee to a Lender upon an assignment of rights and obligations under this Agreement pursuant to Section 11.5), any portion of the principal amount of the Term Loan on any day prior to the Maturity Date (other than in each case on the last day of an Interest Period after giving timely notice of such prepayment pursuant to Section 2.4(a)), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for all losses, costs or expenses that such Lender may reasonably incur in connection with such prepayment, including without limitation, any and all losses, costs or expenses incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to maintain the Term Loan for the remaining portion of the Interest Period, but excluding loss of anticipated profits. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in this Section 11.2 and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay to the Administrative Agent for the account of such Lender the amount shown as due on any such certificate within two (2) Business Days after receipt of such certificate or, if later, on the date of any such prepayment; provided, however, with respect to any repayment

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or prepayment required by the Lenders as a result of an Event of Default pursuant to Article 8, the amount shown as due on such certificate shall be immediately due and payable by the Borrower on the date the Borrower receives such certificate.
Section 11.3.    Judgment Currency.
(a)    If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”) the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Original Currency with the Other Currency at 11:00 a.m. (Brussels Time) on the second Business Day preceding that on which final judgment is given.
(b)    The obligation of the Borrower in respect of any sum due in the Original Currency from it to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such Other Currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the amount of the Original Currency so purchased is less than the sum originally due to such Lender or the Administrative Agent (as the case may be) in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to any Lender or the Administrative Agent (as the case may be) in the Original Currency, such Lender or the Administrative Agent (as the case may be) agrees to remit to the Borrower such excess.
Section 11.4.    Taxes.
(a)    Any and all payments by any Loan Party hereunder shall be made, in accordance with Section 2.8, free and clear of and without deduction or withholdings of any Taxes except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

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(b)    In addition, the Loan Parties shall pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, Other Taxes.
(c)    The Loan Parties shall indemnify each Recipient for the full amount of any Indemnified Taxes and Other Taxes, and for the full amount of taxes imposed by any jurisdiction on amounts payable under this Section, paid by or imposed on such Lender or the Administrative Agent (as the case may be), including without limitation any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. This indemnification shall be made within thirty (30) days from the date such Recipient makes written demand therefor, and delivers to the Borrower with a certificate describing in reasonable detail the manner in which the indemnified amount was calculated; provided that a Recipient shall not be required to describe in such certificate information that such Recipient deems to be confidential or the disclosure of which is inconsistent with such Lender’s or the Administrative Agent’s internal policies. Any such calculation shall be conclusive, absent manifest error.
(d)    Within thirty (30) days after the date of any payment of Taxes, the Borrower shall furnish to the Administrative Agent at its address referred to in Section 10.2, the original receipt of payment thereof or a certified copy of such receipt. In the case of any payment hereunder by the Borrower through an account or branch outside the United States or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel reasonably satisfactory to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e) of this Section, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
(e)    Each Lender shall, other than the Initial Lender, on the date of the Assignment and Assumption pursuant to which it became a Lender, and from time to time thereafter if requested in writing by the Borrower or the Administrative Agent (but only so long thereafter as such Lender remains lawfully able to do so), provide the Administrative Agent and the Borrower with (i) in the case of each Lender organized under the laws of a jurisdiction outside the United States (A) if such Lender claims an exemption from withholding tax pursuant to its portfolio interest exception, (I) a statement of the Lender, signed under penalty of perjury, that it is not (1) a “bank” as described in Section 881(c)(3)(A) of the Internal Revenue Code, (2) a ten percent (10%) shareholder of the Borrower (within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code), or (3) a controlled foreign corporation related to the Borrower within the meaning of Section 881(c)(3)(C)(4) of the Internal Revenue Code, and (II) a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, (B) if such Lender claims an exemption from, or a reduction of, U.S. withholding tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; (C) if such Lender

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claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI; (D) to the extent such Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, and/or other certification documents from each beneficial owner, as applicable; (E) such other form or forms as may be required under the Internal Revenue Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax; and (ii) in the case of each Lender organized under the laws of a jurisdiction outside of jurisdiction where the Borrower is resident, such valid and fully completed forms, as are required by the applicable tax authority of such jurisdiction, indicating that such Lender is entitled to benefits under an income tax treaty to which the country within which the Borrower is resident that reduces the rate of interest withholding tax on payments under this Agreement (each such Lender entitled to such benefits, a “Treaty Lender”).
(f)    If the appropriate forms provided by a Lender under subsection (e) of this Section at the time such Lender first becomes a party to this Agreement indicates an interest-withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided that, if at the date of the Assignment and Assumption pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) of this Section in respect of United States or the jurisdiction wherein the Borrower is organized with respect to interest paid at such date by the Borrower, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includible in Taxes) withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in subsection (e) of this Section requires the disclosure of information, other than information necessary to compute the tax payable and information required on the Agreement Date by Internal Revenue Service form W-8ECI or W-8BEN or W-8BEN-E or other form that the Borrower has indicated in writing to the Lenders on the Agreement Date as being a required form to avoid or reduce withholding tax on payments under this Agreement, that a Lender reasonably considers to be confidential, such Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.
(g)    If any Lender is entitled to a reduction in the applicable withholding tax, the Administrative Agent may withhold from any interest payment to such Lender in an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by clause (e) of this Section are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already

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indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.7 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (f).
(h)    For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in subsection (e) of this Section (other than (A) if such failure is due to a change in law occurring after the date on which a form originally was required to be provided, or (B) if such form otherwise is not required under subsection (e) of this Section), such Lender shall not be entitled to an additional payment or indemnification under subsection (a) or (c) with respect to Taxes imposed by the United States; provided that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.
(i)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 11.4 (including by the payment of additional amounts pursuant to this Section 11.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

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(j)    Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 11.4 shall survive the payment in full of principal and interest hereunder.
(k)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to AGCO and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by AGCO or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (k), “FATCA” shall include any amendments made to FATCA after the Agreement Date.
(l)    The Borrower shall not be required to make an additional payment or indemnification under subsections (a) or (c) of this Section to any specific Lender with respect to Swiss Withholding Tax (i) if on the date on which the payment falls due such Lender is a Treaty Lender and the Borrower is able to demonstrate that the payment could have been made to the Lender without the tax deduction had such Lender not failed to provide the Borrower with the appropriate form described in subsection (e) of this Section (other than (A) if such failure is due to a change in law occurring after the date on which a form originally was required to be provided, or (B) if such form otherwise is not required under subsection (e) of this Section), or (ii) with respect to any Swiss Withholding Tax payable as a result of a breach of the Swiss Non-Bank Rules, if (A) any representation made by such Lender made under Section 3.3, in the case of any Initial Lender, or as required under Section 10.7, in the case of any assignee of an Initial Lender, that such Lender is a Qualifying Bank proves to be false at the time such representation was made and such Swiss Withholding Tax would not have been payable if such representation were true, or (B) such breach of the Swiss Non-Bank Rules is the result of (I) such Lender breaching the requirements and limitations for assignments or participations under Section 10.7, or (II) to the extent such Lender was a Qualifying Bank at the time such Lender became a party to this Agreement, such Lender ceasing to be a Qualifying Bank because of a change in such Lender’s Applicable Lending Office, jurisdiction of incorporation, branch location or because of such Lender ceasing to effectively conduct banking activities as its principal purpose.
Section 11.5.    Mitigation; Replacement of a Lender.
(a)    If any Lender requests compensation under Sections 11.1(a) and (b), gives a notice under Section 11.1(f), or requires the Loan Parties to pay any Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender

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pursuant to Section 11.4, then such Lender shall (at the request of the Borrower or AGCO) use reasonable efforts to designate a different lending office for funding or booking its Term Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 11.1(a) and (b) or Section 11.4, as the case may be, in the future, or eliminate the need for a notice under Section 11.1(f), and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Subject to the second and third paragraphs of this Section 11.5(b), if:
(i)    a Lender requests compensation under Section 11.1 and other Lenders holding at least one-third of the aggregate amount of the Term Loan shall not have made a similar request;
(ii)    a Lender requests compensation under Section 11.4(a) with respect to any Taxes other than Swiss Withholding Tax;
(iii)    a Lender that was a Qualifying Bank at the time such Lender became a party to this Agreement ceases be a Qualifying Bank and after such Lender ceases to be a Qualifying Bank there would be more than 2 (two) Non-Qualifying Banks as Lenders under this Agreement;
(iv)    a Lender becomes insolvent, goes into receivership or fails to make the portion of the Term Loan required to be made by it hereunder; or
(v)    any Lender that is not the Administrative Agent or an Affiliate of the Administrative Agent becomes a Non-Consenting Lender, then for so long as such condition is continuing, the Administrative Agent (i) may replace such Lender (the “Affected Lender”), or cause such Affected Lender to be replaced, or (ii) upon the written request of the Borrower, the Administrative Agent shall replace such Affected Lender with an Eligible Assignee (provided, that in the case of any Lender replaced pursuant to clause (b)(iii) of this Section, such Eligible Assignee shall also be a Qualifying Bank) identified by the Borrower (the “Replacement Lender”), by having such Affected Lender sell and assign all of its rights and obligations under this Agreement and the other Loan Documents to the Replacement Lender pursuant to Section 10.7; provided, however, that neither the Administrative Agent nor any Lender shall have any obligation to identify or locate a Replacement Lender for the Borrower (it being expressly agreed that in such circumstances it is the Borrower’s obligation to identify or locate a Replacement Lender). Upon receipt by any Affected Lender of a written notice from the Administrative Agent stating that the Administrative Agent or the Borrower is exercising the replacement right set forth in this Section, such Affected Lender shall sell and assign all of its rights and obligations under this Agreement and the other Loan Documents to the Replacement Lender pursuant to an Assignment and Assumption and Section 10.7 for a purchase price equal to the sum

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of the principal amount of such Affected Lender’s Pro Rata Share of the Term Loan, all accrued and unpaid interest thereon and its ratable share of all fees to which it is entitled through the assignment date.
Subject to the execution and delivery to the Administrative Agent and the Affected Lender by the Replacement Lender of an Assignment and Assumption (and the approval thereof by the applicable Persons specified in Section 10.7(a)) and the payment to the Administrative Agent by the Borrower on behalf of such Affected Lender of the assignment fee specified in Section 10.7(a)(v), the Replacement Lender shall succeed to the rights and obligations of such Affected Lender hereunder and such Affected Lender shall no longer be a party hereto or have any rights hereunder; provided that the obligations of the Borrower to such Affected Lender under Sections 11.1, 11.2, 11.3 and 11.4 with respect to events occurring or obligations arising before or as a result of such replacement shall survive such replacement.
The Borrower may not exercise its rights under this Section with respect to any Lender if a Default has occurred and is continuing.
ARTICLE 12.
JURISDICTION

Section 12.1.    Consent to Jurisdiction. Each party hereto irrevocably:
(a)    submits to the jurisdiction of any New York State or federal court sitting in New York City and any appellate court from any thereof in any action or proceeding arising out of or relating to any Loan Document;
(b)    agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or in such federal court;
(c)    waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding;
(d)    consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the applicable party at its address specified in Section 10.2; and
(e)    agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
Nothing in this Section shall affect the right of the Administrative Agent or any Lender to serve legal process in any other manner permitted by law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.

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The Borrower irrevocably appoints and designates AGCO as its agent for service of process and, without limitation of any other method of service, consents to service of process by mail at the address of AGCO for delivery of notices specified in Section 10.2.
Section 12.2.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law principles thereof insofar as such principles would defer to the substantive laws of some other jurisdiction.
Section 12.3.    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 12.4.    Intentionally Omitted.
Section 12.5.    Intentionally Omitted.
Section 12.6.    Waiver of Jury Trial. THE BORROWER, AGCO, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE TERM LOAN OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

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ARTICLE 13.
CONFIDENTIALITY

The Administrative Agent and the Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Borrower, AGCO and its Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by the Administrative Agent and the Lenders in a confidential manner, and shall not be disclosed by the Administrative Agent and the Lenders to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to any Lender, (b) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and required to keep such information confidential) or any other party hereto, (c) as may be required by statute, decision or other judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by AGCO and the Borrower or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, or to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by the Administrative Agent or the Lenders) or becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or AGCO, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower, AGCO and their respective obligations, this Agreement or payments hereunder, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. Any Person required to maintain the confidentiality of information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.

[SIGNATURE PAGES TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first-above written.

BORROWER:	AGCO INTERNATIONAL GMBH

	By:	/s/ Roger Batkin
Name: Roger Batkin
Title: Vice President, General Counsel and Corporate Secretary

AGCO:	AGCO CORPORATION

	By:	/s/ David Williams
Name: David Williams
Title: Vice President and Treasurer

ADMINISTRATIVE AGENT:	COÖPERATIEVE RABOBANK U.A., ANTWERP BRANCH, as the Administrative Agent

	By:	/s/ Wendy Bodson
Name: Wendy Bodson
Title: Head Mid Office

	By:	/s/ Johan Vanhulle
Name: Johna Vanhulle
Title: General Manager

LENDER:	COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as a Lender

	By:	/s/ Sarah Fleet
Name: Sarah Fleet
Title: Vice President

	By:	/s/ Michael T. Harder
Name: Michael T. Harder
Title: Executive Director

Commitment: € 200,000,000

EXHIBIT A
FORM OF ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Term Loan facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity, in each case to the extent related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	_________________________

2.	Assignee:	_________________________

3.	Status of Assignee:	Assignee is a [Qualifying Bank/Non-Qualifying Bank] [and is an Affiliate/Approved Fund of [identify Lender]1].

4.	Borrower:	AGCO International GmbH.

5.	Administrative Agent:	Coöperatieve Rabobank U.A., Antwerp Branch, as the
administrative agent under the Credit Agreement.

1	Select as applicable.

6.Credit Agreement: Credit Agreement dated as of April 26, 2016 (as amended, restated supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among AGCO International GmbH, a Swiss limited liability company, AGCO Corporation, a Delaware corporation, the banks and financial institutions party thereto from time to time as “Lenders”, and Coöperatieve Rabobank U.A., Antwerp Branch, as administrative agent for the Lenders.

7.Assigned Interest:

Aggregate Amount of Commitment/Term Loan for all Lenders	Amount of Commitment/Term Loan Assigned	Percentage Assigned of Commitment/Term Loan[2]
$	$	%

8.[Trade Date:_______________]3

9.Facility Office for Assignee:

10.Effective Date:_________________________ , 20_______4

______________________________
2.Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
3.To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
4.To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the register therefor.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Assumption to be executed by their authorized signatory as of the date specified thereon.

[NAME OF ASSIGNOR], as Assignor

		By:	_______________________________
Name:__________________________
Title:___________________________

		Date:	_____________________,20_______

[NAME OF ASSIGNEE], as Assignee

		By:	_______________________________
Name:__________________________
Title:___________________________

		Date:	_____________________,20_______

ACCEPTED AND APPROVED THIS ____
DAY OF _________,	__________,_______,20_____

COÖPERATIEVE RABOBANK U.A., ANTWERP BRANCH, as Administrative Agent[5]

By:	_________________________
Name:____________________
Title:_____________________

By:	_________________________
Name:____________________
Title:_____________________

AGCO INTERNATIONAL GMBH[6]
By:	_________________________
Name:____________________
Title:_____________________

5. To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
6. To be added only if the consent of the Borrower is required by the terms of the Credit Agreement at the time of assignment.

ANNEX I

CREDIT AGREEMENT
DATED AS OF APRIL 26, 2016
AGCO INTERNATIONAL GMBH

STANDARD TERMS AND CONDITIONS
FOR ASSIGNMENT AND ASSUMPTION

1.Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, AGCO, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, AGCO, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Article 6 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) if it is a Lender organized under the laws of a jurisdiction outside the United States, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (vii) the description of the Assignee as either a Qualifying Bank or Non-Qualifying Lender in item 3 of the Assignment and Assumption is true and correct as of the Effective Date; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law principles that would cause the application of the substantive laws of another jurisdiction.